AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER  , 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                          -----------------------------

                         Commission  File  No.  0-28223

                           MERIDIAN USA HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

FLORIDA                       2000              65-0510294
(State or Other        (Primary Standard     (I.R.S. Employer
Jurisdiction of         Industrial            Identification No.)
Incorporation or       Classification No.)
Organization)

                    -----------------------------------------

                                           Meridian USA Holdings, Inc.
1356 N.W. 2nd Avenue                       1356 N.W. 2nd Avenue
Boca Raton, FL  33432                      Boca Raton, Boca Raton, FL  33432
(561) 417-6800                             (561) 417-6800
----------------------------------------   -----------------------------------
(Address and Telephone Number of           (Name, Address and Telephone Number
Principal Executive Offices and            of Agent for Service)
Principal Place of Business)

                  ---------------------------------------------

                                    COPY TO:

                              Samuel Goldfarb, Esq.
                       Aronauer, Goldfarb, Sills & Re, LLP
                               444 Madison Avenue
                            New York, New York  10022
                                 (212) 755-6000

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration  statement  for  the  same  offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.  [   ]

     If  delivery of the prospectus is expected to be made pursuant to Rule 434,
please  check  the  following  box.  [   ]


                               CALCULATION OF REGISTRATION FEE

Title of Each                     Proposed         Proposed
Class of                           Maximum         Maximum
Securities to                   Amount to be    Offering Price     Aggregate      Amount of
be Registered                    Registered      Per Share(1)       Offering     Registration
                                  Price(1)                                           Fee

Common Stock, $.001 par value      5,698,948  $       1.875       $10,685.527.50     $2,821.00
  Shares(2)


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the last trade price reported on the OTC Bulletin Board on December 4, 2000.

(2) Represents shares of common stock issuable in connection with the conversion of shares of our Series II Convertible Preferred Stock and exercise of the 698,948 Common Stock Purchase Warrants issued in connection with the U.S. Bancorp Investments financing ("U.S. Bancorp Warrants").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not or sale is not permitted.

                          ----------------------------


                               PROSPECTUS SUMMARY
                               ------------------

We are registering 5,698,948 shares of our common stock for resale by the holders obtaining such shares upon conversion of our Series II Convertible Preferred Stock and upon exercise of common stock purchase warrants issued to U.S. Bancorp Libra and its designees ("U.S. Bancorp Warrants") in connection with the U.S. Bancorp Investments, Inc. financing transaction. The selling price of the common stock will be determined by market factors at the time of their resale.

                          -----------------------------

This prospectus relates to the resale by the selling stockholders of up to 5,698,948 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders. However, we have received proceeds from the sale of our Series A Convertible Note to the selling stockholders and we will receive aggregate proceeds of $1,223,159 upon exercise of the U.S. Bancorp Warrants.

                          -----------------------------

Our common stock is listed on the OTC-Bulletin Board under the symbol "MUSD". The last reported sale price of the common stock on December 4, 2000 was $1.875.
                          -----------------------------

Investing in Meridian's common stock involves risks. See "Risk Factors" beginning on page 6.

                         ------------------------------

The SEC and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         ------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of common stock.

                         ------------------------------

As used in this prospectus, the terms "we", "us", "our", and "Meridian" refer to Meridian USA Holdings, Inc., and the term "common stock" means our common stock, par value $.001 per share.


Common stock offered by the                    5,698,948, including an indeterminate
selling stockholders                           number of shares of common stock that may
                                               become issuable to prevent dilution
                                               resulting from stock splits, stock
                                               dividends and conversion price
                                               adjustments, which are included pursuant
                                               to Rule 416 promulgated under the
                                               Securities Act of 1933.

Common stock currently                         As of November 30, 2000, we have
outstanding                                    6,376,399 shares of common stock issued
                                               and outstanding.

Use of Proceeds                                We will not receive any proceeds from the
                                               resale of shares of common stock by the
                                               selling shareholders.  We have received
                                               proceeds from the sale of our Series A
                                               Convertible Note to the selling
                                               shareholders, which Note is convertible
                                               into Series II Preferred Stock, which,
                                               along with the U.S. Bancorp Warrants, are
                                               convertible into the shares of common
                                               stock being registered hereunder.  We
                                               will receive proceeds from the exercise
                                               of U.S. Bancorp Warrants, and those
                                               proceeds will be used for general
                                               corporate purposes, including working
                                               capital.

OTC Bulletin Board trading                     MUSD
symbol

These share numbers are based on shares outstanding as of November 30, 2000 and exclude:

     533,301 shares of common stock issuable upon exercise of outstanding common stock purchase warrants issued to Cumberland Packing Corp. on September 24, 1999 (See "Description of Capital Stock - Cumberland Warrants").

     1,155,000 shares of common stock issuable upon conversion of outstanding shares of our Series I Preferred Stock, without consideration.

     425,000 shares of common stock issuable upon exercise of outstanding common stock options at an exercise price ranging from $.50 to $1.00 per share.

                           MERIDIAN USA HOLDINGS, INC.
                                 2000 FORM SB-2
                                TABLE OF CONTENTS


  PART I                                                     PAGE
-----------------------------------------------------------  ----
  PROSPECTUS SUMMARY                                          3

  RISK FACTORS                                                6
       SPECIAL NOTE REGARDING FORWARD-
       LOOKING STATEMENTS                                    10

  SUMMARY FINANCIAL INFORMATION                              10

  USE OF PROCEEDS                                            12

  SELLING STOCKHOLDERS                                       12

  PLAN OF DISTRIBUTION                                       15

  DESCRIPTION OF CAPITAL STOCK                               17
       DIVIDEND POLICY                                       19
       CAPITALIZATION                                        19

  BUSINESS                                                   20

  LEGAL PROCEEDINGS                                          29

  PRICE RANGE OF CAPITAL STOCK                               29

  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION  30

  MANAGEMENT                                                 32

  PRINCIPAL STOCKHOLDERS                                     36

  LEGAL MATTERS                                              37

  EXPERTS                                                    37

  WHERE YOU CAN FIND MORE INFORMATION                        38
  ABOUT US

  INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS                                         F-1 - F-25

  PART II
-----------------------------------------------------------

  OTHER EXPENSES OF ISSUANCE AND
  DISTRIBUTION                                             II-1

  INDEMNFIICATION OF DIRECTORS AND OFFICERS                II-1

  RECENT SALES OF UNREGISTERED SECURITIES                  II-3

  EXHIBITS                                                 II-3

  UNDERTAKINGS                                             II-4


                                  RISK FACTORS
                                  ------------

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

WE WILL HAVE A SUBSTANTIAL AMOUNT OF OUTSTANDING SECURITIES WHICH ARE CONVERTIBLE INTO COMMON STOCK, WHICH MAY RESULT IN SUBSTANTIAL DILUTION OF NEW STOCKHOLDERS.

     We currently have outstanding: (i) 3,500 shares of Series I Preferred Stock which are convertible into 1,155,000 shares of common stock; (ii) Common Stock Purchase Warrants, which the holder may exercise to purchase 533,301 shares of common stock for the greater of $2.50 per share, or 50% of the average per share trading price for common stock during the 20 days preceding exercise; and (iii) 425,000 common stock options exercisable at an average exercise price ranging from $.50 to $1.00 per share. If all of those securities are converted into common stock, the number of shares of common stock outstanding will increase from 6,379,399 to 8,492,700, without taking into account the issuance of the shares covered by this prospectus.

RESTRICTIONS  IMPOSED  BY  OUR  SECURITIES  HOLDER  AGREEMENT  WITH U.S. BANCORP
INVESTMENTS,  INC.  MAY  LIMIT  OUR  ABILITY  TO  EXECUTE OUR BUSINESS STRATEGY.

     Our  Securities  Holder  Agreement  with  U.S.  Bancorp  Investments,  Inc.
contains provisions which require us to obtain the consent of U.S. Bancorp in order to be able to:

          i)    incur  any  indebtedness;
          ii)   pay  dividends;
          iii)  issue  any  additional  securities;
          iv)   make  investments;
          v)    sell  assets;
          vi)   enter  new  business  segments;
          vii) enter into certain transactions, including mergers and certain consolidations; or
          viii)  create  or  permit  liens  on  any  of  our  assets.

     If we believe such actions are necessary but fail to obtain U.S. Bancorp's consent, our business may be adversely affected.

WE MAY NOT BE ABLE TO DEVELOP SUCCESSFUL NEW PRODUCTS WHICH ARE IMPORTANT TO OUR GROWTH.

     An important part of our strategy is to increase our sales through the development of new sugar-free, fat-free food products. We cannot assure you that we will be able to develop, market and distribute future products that will enjoy market acceptance. The failure to continue to develop new food products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition. We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

     Our results of operations may be impacted adversely in various ways by the introduction of new products, even if they are successful. We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred. In addition, when we introduce new product or bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

OUR  QUARTERLY  OPERATING  RESULTS  FOR  OUR  BEVERAGE  PRODUCT  MAY  FLUCTUATE
SIGNIFICANTLY  BECAUSE  OF  THE  SEASONALITY  OF  THAT  BUSINESS.

     We believe that the market for our isotonic beverage product will achieve its highest revenues during the spring and summer, the second and third quarters of each fiscal year. This seasonality may cause our financial performance to fluctuate. In addition, beverage sales can be adversely affected by sustained periods of bad weather.

OUR  RELIANCE  ON  CO-PACKERS  MAY  ADVERSELY  AFFECT  OUR  REVENUES.

     All of our products are currently produced for us by co-packers. While this arrangement permits us to avoid significant capital expenditures, it exposes us to various risks. One such risk is that one co-packer currently accounts for all of our Syrup and a separate co-packer is responsible for all of our refresher drink production. If either co-packer were to terminate or fail to renew our contract, or have difficulties in producing beverages for us, our ability to produce our products would be adversely affected until we were able to make alternative arrangements. Another risk is that our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products. Please refer to the section of this prospectus entitled "Business -- Co-packing Arrangements."

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD ADVERSELY AFFECT US.

     Our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. To address this risk, we have entered long term employment agreements with each of these executives. However, there can be no assurance that these individuals will continue in their employment throughout the terms of those agreements. Please refer to the section of this prospectus entitled "Management -- Executive Officers, Directors and Key Employees."

WE MAY INCUR LOSSES AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US OR AS A RESULT OF ANY PRODUCT RECALLS WE HAVE TO MAKE.

     We may be liable if the consumption of any of our products causes injury, illness or death. We may also be required to withdraw or recall some of our products if they become contaminated or are damaged or mislabeled. Although we have insurance to cover some of these events, a significant product liability judgment against us or a widespread product withdrawal or recall could have a material adverse effect on our business and financial condition.

COMPETITION FROM OTHER BEVERAGE AND SYRUP COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO COULD ADVERSELY AFFECT US.

     The syrup and sports refresher drink industries are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Moreover, we expect that competition will increase as larger beverage and syrup companies seek to compete more intensely with us in our fat-free, sugar-free end of the market. Please refer to the section of this prospectus entitled "Business -- Competition."

COMMON  STOCK  OWNERSHIP  BY CURRENT MANAGEMENT MAY HAVE ADVERSE CONSEQUENCES TO
YOU.

     After the resale of all shares registered by this prospectus and assuming conversion of outstanding Preferred Stock and exercise of outstanding stock options, existing management of Meridian will own approximately 39% of our outstanding common stock. As such, management will have significant influence over the election of directors and the outcome of other corporate actions requiring stockholder approval.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY AND YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID FOR THEM.

     There has been a thin trading market in our common stock, with average daily volume of approximately 1,550 shares in October 2000. We do not know the extent to which that market will expand or contract upon the resale of the shares registered under this prospectus. Therefore, your ability to resell your shares may be limited. Actions or announcements by our competitors, regulatory developments and economic conditions, as well as period-to-period fluctuations in our financial results, may have significant effects on the price of our common stock.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We do not currently intend to pay any cash dividends on our common stock in the foreseeable future. Moreover, our ability to pay dividends on our common stock is limited under the terms of our Series II Preferred Stock. (See
"Description  of  Capital  Stock  --  Dividend  Policy").

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD ADVERSELY AFFECT THE PRICE OF COMMON SHARES.

     Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Although many shares will not be available for sale shortly after the offering because of legal restrictions on resale, sales of substantial amounts of our common stock in the public market after these restrictions end could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Immediately after the issuance of the shares covered by this Registration Statement is completed, 11,739,347 shares of common stock will be outstanding, including 698,948 common stock purchase warrants. Of these shares, all of the shares sold covered by the Registration Statement will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by persons who are considered our affiliates under Rule 144 of the Securities Act. The remaining shares of common stock outstanding will be considered restricted securities under Rule 144. These shares may be sold in the future without registration under the Securities Act only as permitted by Rule 144 or another exemption under the Securities Act. In addition, we have adopted a stock option plan and have reserved 1,000,000 shares of common stock for issuance under this plan. As of October 31, 2000, options to acquire 20,000 shares of our common stock were outstanding under our Stock Option Plan, none of which have been exercised. Additionally, there are 405,000 stock options outstanding which were issued outside of the Stock Option Plan. We plan to file a registration statement under the Securities Act covering the shares available under this stock option plan.

     We cannot predict the effect, if any, that future sale of restricted shares, the availability of these restricted shares for sale, the issuance of shares of common stock upon the exercise of options, or the perceptions that these sales or exercises could occur, will have on the market price prevailing from time to time.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT.

     We commenced the sale of our Sweet'N Low(R) syrup products in 1999 and commenced sale of our ChampionLyte(TM) isotonic beverage in August 2000. As a result of our limited operating history, we do not have meaningful historical financial data upon which to forecast quarterly annual revenues and results of operations. Before investing in us, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of operation.

     We have incurred substantial losses to date and we expect net losses in the future. From inception through September 30, 2000, we had an accumulated deficit of $4,554,392. We expect net losses for the next several quarters as we absorb the costs associated with our U.S. Bancorp transaction and the development and introduction of our isotonic beverage products. We expect that our operating expenses will continue to increase during the next 18 months, especially in sales and marketing. With increased expenses, we will need to generate significant additional revenues to achieve profitability. As a result, we may never achieve profitability and, if we do, we may not be able to sustain or increase it.

IF  WE  FAIL  TO  ADEQUATELY  MANAGE  OUR  GROWTH,  WE  MAY  NOT  BE SUCCESSFUL.

     We expect our business and number of employees to grow over the next 18 months. In particular, we intend to hire additional sales, marketing and administrative personnel and to increase expenditures for advertising and marketing. We expect that our growth will place significant stress on our operation, management and employee base. Any failure to address the needs of our growing business successfully would have a material adverse effect on our business.

     SPECIAL  NOTE  REGARDING  FORWARD-LOOKING  STATEMENTS
     -----------------------------------------------------

     Some of the statements we have made in this prospectus under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and
Analysis of Financial Condition and Results of Operations," and "Business" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following:

     development  and  operating  costs,

     changing  trends  in  customer  tastes  and  demographic  patterns,

     changes  in  business  strategy  or  development  plans,

     general economic, business and political conditions in the countries and territories in which we operate,

     changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements,

     costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

                          SUMMARY FINANCIAL INFORMATION
                          -----------------------------

     The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus. The information for the year ended December 31, 1999 and 1998 are derived from our audited consolidated financial statements. The information for the nine months ended September 30, 2000 and 1999, are derived from our unaudited consolidated financial statements. In the opinion of management, they include all adjustments consisting of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations. This information should be read in conjunction with such consolidated financial statements, including the notes thereto.


                                                               Proforma
                                                              Nine Months
(in  thousands,                                                 Ended
except  per  share     Year  Ended     Nine  Months  Ended     September
data)                  December  31,     September  30,           30,
                        ------------     --------------        -----------
                     1998       1999    1999      2000          2000(2)
                     ---------------    ---------------         -------
                                     (Unaudited) (Unaudited)   (Unaudited)
Net Sales          $     144   $  396   $   208   $   847      $   847
Gross Profit              38      127        44       319          319
Operating
 Expenses                205    1,145       497     2,126        2,126
Other Expenses,
 net                       -        -         -       506         (390)
Net Loss                (167)  (1,017)     (454)   (2,313)      (2,196)
Net Loss Per
 Share - basic &
 diluted               (0.04)   (0.20)    (0.09)    (0.38)       (0.20)
Weighted Average
 Shares
 outstanding -
 basic & diluted       4,089    5,211     4,804     6,160       10,864

                                                               Proforma
                                                               September
(in thousands)        December 31,          September 30,         30,
                      --------------       ---------------     ---------
                     1998       1999      1999       2000        2000(1)
                     ---------------      ---------------       --------
Working Capital
(Deficiency)        $   (92)  $  (237)   $   221  $ 6,301     $  6,301
Current Assets           52       257        297    6,677        6,677
Noncurrent
 Assets                  18       179        187      643          216
Current
 Liabilities            144       494         76      376          376
Long-Term Debt            -         -          -    7,038           13
Shareholders'
 (Deficiency)
 Equity                 (74)      (58)       408     (108)       6,503

The following unaudited proforma adjustments are included in the accompanying unaudited summary financial information as of and for the nine months ended September 30,2000:

(1) To record the conversion of U.S. Bancorp debt into approximately 4,704,000 shares of Meridian's common stock. In addition, To record the write off of debt discount and deferred financing costs related to the U.S. Bancorp debt of $961,862 and $426,889, respectively.

(2) To reverse accrued interest expense of $116,667 for the period June 16, 2000 through September 30, 20000.

The  following  material  nonrecurring charges relating to this transaction have not been reflected on the proforma summary financial information: (1) write-down of the remaining debt discount of $961,862; (2) write-down of the remaining deferred financing costs of $426,889.

                                 USE OF PROCEEDS
                                 ---------------

     We will not receive any proceeds from the sale of the common stock through this prospectus. We will receive proceeds from the payment of the exercise price of the U.S. Bancorp Warrants, if any are exercised. The maximum amount of proceeds from the exercise of these Warrants is $1,223,159. We have agreed to pay the expenses of the registration of the common stock offered by this prospectus, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. We will use the net proceeds from the exercise of the U.S. Bancorp Warrants for general corporate purposes.

                              SELLING STOCKHOLDERS
                              --------------------

     All of the common stock being registered hereunder underlies convertible securities issued by us in connection with a financing transaction we consummated in June 2000 with US Bancorp Investments, Inc. ("U.S. Bancorp"). In that transaction, we received $8,000,000 in exchange for our Series A Convertible 5% Promissory Note ("Note"). The Note is required to be converted into Series II Preferred Stock at the rate of one share of Series II Preferred Stock for each $1,000 of principal and accrued interest under the Note. The Series II Preferred Stock, which carries a cumulative 5% preferred dividend, is convertible into our common stock at the rate of one share of common stock for each $1.70 of conversion value of the Preferred Stock plus the cumulative 5% dividend.

     As part of this financing transaction, we also issued 698,948 common stock purchase warrants to US Bancorp Libra, a division of U.S. Bancorp, and certain designees of US Bancorp Libra ("US Bancorp Warrants"). Each common stock purchase warrant is exercisable at $1.75 per common share.

     The shares being registered hereunder are the common shares underlying both the Series II Preferred Stock and the US Bancorp Warrants. All of the shares will be issued to the selling shareholders upon: (i) the conversion of our Series II Preferred Stock; and (ii) the exercise of the U.S. Bancorp Warrants.

     None of the selling stockholders is an affiliate of us. However, under the terms of the Note, the Series II Preferred Stock and the related Security Holders Agreement, Investor Rights Agreement and Registration Rights Agreement, we have granted certain rights to U.S. Bancorp and other holders of the Note or Series II Preferred Stock as follows:

     1. We agreed to file a shelf registration of the common stock underlying the Series II Preferred Stock covering a resale of that stock by the selling stockholders and granted the stockholders certain piggyback registration rights in the event of an underwritten public offering of shares of common stock by us.

     2. We have agreed to provide monthly, quarterly and annual financial information to the Noteholders and Series II Preferred Stockholders so long as any portion of the principal of the Series A Convertible Note or any shares of Series II Preferred Stock remain outstanding.

     3. All members of current management have agreed not to sell or transfer any of their shares of our common stock until after the Noteholders have sold shares of common stock yielding aggregate proceeds to the holders at least equal to $8,000,000 plus an annual internal rate of return of 12%, and have agreed thereafter not to sell or transfer any of their shares without providing the Holders the right to participate in such sale on a pro rata basis. These restrictions shall remain in effect until the earlier of: (i) all shares of Series II Preferred Stock having been converted into common stock, or (ii) three (3) years after the Noteholders have received the return on investment described above.

     4. So long as $1,000,000 aggregate principal amount of the Note remains outstanding, the Noteholders may nominate one person to serve as a director of the Company and all members of current management have agreed to vote their shares in favor of the election of that nominee.

     5. So long as any principal amount of the Note or Series II Preferred Stock are outstanding, we may not, without the approval of the majority of the Noteholders, do any of the following:

          a)    amend, alter or repeal our Articles of Incorporation or  bylaws;

          b)    create or assume any indebtedness in excess of $5,000,000;

          c)    purchase  or  redeem  any  of  our  securities;

          d)    declare or pay any dividends on any of our securities;

          e) sell, lease or assign any material assets or enter into any merger, material reorganization or recapitalization;

          f) enter into any transactions for the benefit of any of our affiliates;

          g) enter into any line of business unrelated to the food and beverage business or otherwise substantially modify our current lines of business;

          h) make any acquisitions of assets or capital expenditures in excess of $750,000 in any fiscal year;

          i) increase the salaries of any employees or officers, except pursuant to existing employment contracts, ordinary course of business increases for employees other than Mark Streisfeld or Alan Posner, and annual bonuses not to exceed, in the aggregate, 7.5% of EBITDA;

          j)    make any investments in excess of $50,000 in any fiscal  year;

          k) effect any liquidation, dissolution or winding up of our business; or

          l) issue any equity security other than under our 1999 Stock Incentive Plan.

     The table below sets forth the beneficial ownership of our common stock by the selling stockholders:


                                                  MAXIMUM #
                                    BENEFICIAL    OF SHARES
                                   OWNERSHIP OF   OF COMMON    SHARES
                                   COMMON STOCK     STOCK      OWNED     % OWNED
                                      AS OF      OFFERED FOR   AFTER      AFTER
NAME AND ADDRESS                     10/13/00       SALE      OFFERING  OFFERING

U.S. Bancorp Investments, Inc.        4,647,619    4,647,619         0         0
11766 Wilshire Blvd.
Suite 870
Los Angeles, CA  90025

U.S. Bancorp Libra                      279,580      279,580         0         0
11766 Wilshire Blvd.
Suite 870
Los Angeles, CA  90025

Ravich Revocable Trust of 1989          307,537      307,537         0         0
201 Alma Real Drive
Pacific Palisades, CA  90272-4414

Eben Paul Perison                        35,724       35,724         0         0
2529 Via Carillo
Palos Verdes Estates, CA  90274

Jeff Kirt                                13,979       13,979         0         0
19 West 70th Street, #3R
New York, NY  10023































                                       14


Robert G. Morrish                         7,766        7,766         0         0
982 Linda Vista Avenue
Pasadena, CA  91103

Upchurch Living Trust                     7,766        7,766         0         0
U/A/D 12/14/90
215 Georgina Avenue
Santa Monica, CA  90402

Richard Coppersmith                       7,766        7,766         0         0
25 Great Hills Farms Road
Bedford, NY  10506

Steven F. Mayer                           7,766        7,766         0         0
10981 Bellagio Road
Los Angeles, CA  90077

Jean Smith                                7,766        7,766         0         0
130 East 12th Street, #5B
New York, NY  10003

Charles Yamarone                          7,766        7,766         0         0
10414 Sylvia Avenue
Northridge, CA  91326

Caroline Sykes                            7,766        7,766         0         0
200 West 60th Street, #28A
New York, NY  10023

Rachael Simonoff                          3,883        3,883         0         0
2700 Neilson Way, #327
Santa Monica, CA  90405

Charles Thurnher                          3,883        3,883         0         0
6754 East Caron Street
Paradise Valley, AZ  85253

TOTAL                                 5,346,567    5,346,567         0         0

                              PLAN OF DISTRIBUTION
                              --------------------

     We will not receive any proceeds from the sale of the common stock through this prospectus. We have received proceeds from the sale of our Series A
Convertible Note to the selling shareholders. We will also receive proceeds from the exercise of the U.S. Bancorp Warrants. We have agreed to pay the expenses of registration of the common stock offered hereby, including legal and accounting fees, but excluding underwriters' discounts and commissions, if any. The offered shares may be sold by selling stockholders from time to time, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale, or prices related to prevailing market prices.

     Such sales may be executed by the selling stockholders: (i) in privately negotiated sales in the over-the-counter market or any exchange on which the securities are listed; (ii) by selling the shares to or through broker-dealers, including block trade in which brokers or dealers will attempt to sell the shares as agent but may position and resell such block as principal; or (iii) in one or more underwritten offerings on a firm commitment or best efforts basis.

     To the extent required under the Securities Act, the following information will be set forth in an accompanying prospectus supplement:

          1) the aggregate amount of selling stockholders' shares being offered and the terms of the offering;

          2) the names of any agents, brokers, dealers, transferees or underwriters involved in such offering of shares; and

          3) any applicable fees or commissions with respect to a particular offer.

     Each selling stockholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its shares, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling stockholder from the sale of its shares offered by this prospectus will be the purchase price of such shares less any discounts or commissions.

     If selling stockholders pledge, hypothecate or grant a security interest in some or all of the shares, then the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. Similarly, if the selling stockholders transfer, pledge, donate or assign shares to lenders or others, then each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by the selling stockholders will decrease if and when a selling stockholder transfers, pledges, donates or assigns shares. The plan of distribution for selling stockholders' shares sold by this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling shareholders under this prospectus. There is, however, no assurance that any selling stockholder will sell any or all of the shares described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

     A  selling  stockholder may also use this prospectus in the following ways:

          1) to sell short, from time to time, shares of our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may  be  used  to  cover  such  short  sales;

          2) to enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of holding the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares by such broker-dealers;

          3) to enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares; and

          4) to loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

     The selling stockholders, any underwriter, any broker-dealer or any agent that participates with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

     To comply with securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     Pursuant to a Registration Rights Agreement entered into in connection with our U.S. Bancorp financing, we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of: (i) the date that all of the shares of common stock issued upon the conversion of the Series II Preferred Stock or exercise of the U.S. Bancorp Warrants have been resold, or (ii) until three (3) years from the effective date of the registration statement of which this prospectus is a part. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part if more shares than are registered for resale hereby are issued upon exercise of the warrants or to supplement or change the list of selling stockholders hereunder.

                          DESCRIPTION OF CAPTIAL STOCK
                          ----------------------------


     Meridian's authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share, and 1,000,000 shares of Preferred Stock, of which 100,000 have been designated as Series I, par value $1.00, and 8,500 have been designated as Series II, par value $.01 and as to the balance of which, the Board has the power to designate the rights, terms and preferences.

     COMMON STOCK. As of November 30, 2000, 6,376,399 shares of $.001 par value common stock were issued and outstanding. Holders of common stock are entitled to one vote for each share of common stock owned of record on all matters to be voted on by stockholders, including the election of directors. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

     PREFERRED STOCK. Meridian is authorized to issue up to 1,000,000 shares of preferred stock upon such terms and conditions as the Board of Directors may determine at the time of issuance, without further action of the stockholders being required. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the corporation and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. In the event that some or all of the preferred stock is issued with a conversion privilege, any future conversion will cause an increase in the number of issued and outstanding shares of common stock, and may or may not have a depressive effect on the market value of the common stock. The following series of preferred stock have been designated by the Board of
Directors:

          SERIES I PREFERRED STOCK. In January 1999, 100,000 shares of Preferred Stock were designated as $1.00 Par Value Series I Convertible Preferred Stock, and a total of 3,500 of such shares were issued to new management in consideration for their efforts in developing the business operations from inception. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock (increased from 300 as a result of the September 1999 stock dividend), without further condition or consideration.

          SERIES II PREFERRED STOCK. In June 2000, Meridian designated 8,500 shares of Preferred Stock as $.01 par value Series II Convertible Preferred Stock. Each share of Series II Preferred Stock is convertible into common stock at the rate of one share of common stock for each $1.70 of the purchase price of the preferred stock (equal to the principal and accrued interest under the Note at the time of conversion into Series II Preferred Stock) plus the 5% cumulative dividend under the Preferred Stock at the time of conversion into common stock. The Series II Preferred Stock has priority over all other classes of our securities in the event the Company is liquidated. In addition, there is mandatory redemption of the Series II Preferred Stock in the event of a sale of all or substantially all the shares or assets of the Company, the acquisition by the Company by another entity through merger, reorganization or consolidation, or a change in control of the Company. There is also mandatory redemption of all shares of Series II Preferred Stock still outstanding on June 30, 2010. There are certain adjustments to the conversion ratio if the market price of Meridian's common stock is less than $1.70 as of December 31, 2000. Series II Preferred Stock will be issued to U.S. Bancorp upon its conversion of the Series A Convertible 5% Note.

     SERIES A CONVERTIBLE NOTE. On June 16, 2000, we issued our Series A Convertible 5% Note due June 15, 2010 in the principal amount of $8,000,000 to U.S. Bancorp. The Note is convertible into one (1) share of Series II Preferred Stock for each $1,000 of principal and accrued interest under the Note at the time of conversion. The Note is required to be converted into Series II
Preferred Stock on or before June 15, 2001 and we can compel an earlier conversion upon U.S. Bancorp's satisfaction of certain requirements under the Bank Holding Company Act of 1956. In the event of any liquidation or dissolution of Meridian at a time when the Note is outstanding, the Noteholders are entitled to priority of distribution of our assets over all holders of any series of preferred stock or the common stock. The Note also contains a mandatory redemption feature in the event that we: (i) are acquired by another entity through merger, reorganization or consolidation; (ii) all or substantially all of our shares or assets are sold; or (iii) there is a change in control of Meridian.

     CUMBERLAND  WARRANTS.  On  September  24,  1999, pursuant to an Amended and
Restated License Agreement related to the Sweet'N Low trademark, we issued 385,000 common stock purchase warrants to Cumberland Packing Corp. entitling Cumberland to purchase 385,000 shares of Meridian's common stock at a price per share equal to the greater of (i) $2.50 or (ii) 50% of the average daily trading volume for the common stock during the twenty (20) day period immediately preceding the exercise of the warrants ("Cumberland Warrants"). The Cumberland Warrants expire on December 31, 2008. The Cumberland Warrants contain an anti-dilution provision under which Cumberland will receive additional warrants at any time addition shares of common stock are issued by Meridian, but which provision lapses upon any public sale of shares by Meridian. Pursuant to that provision, the total number of outstanding Cumberland Warrants as of October 31, 2000 was 533,301. Assuming full conversion of the Series A Convertible notes by U.S. Bancorp on December 16, 2000, the total warrants outstanding to Cumberland will be 843,114.80 (See "Business -- Sweet'N Low License Agreement with Cumberland Packing Corp.").

     TRANSFER AGENT. Meridian's transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321 (telephone (954) 726-4954; telecopier (954) 726-6305).

     DIVIDEND  POLICY
     ----------------

     We have never declared or paid a cash dividend on our common stock, nor do we have any present intent to do so in the near future. It is anticipated that all earnings will be retained to provide working capital for the implementation of our business plan, until such time as the directors shall, in their sole discretion, declare that our working capital requirements and cash position will permit a cash distribution to stockholders. Moreover, under the terms of the Security Holders Agreement between us and U.S. Bancorp, we are prohibited from paying any cash dividends without U.S. Bancorp's consent for so long as any Series II Preferred Stock is outstanding. Stock dividends may be declared, from time to time, in the sole discretion of the Board of Directors. On August 18, 1999, the Board declared a 10% stock dividend for stockholders of record as of September 30, 1999.

     CAPITALIZATION
     --------------

     The following table sets forth our capitalization as of September 30, 2000:

     - On an actual basis derived from our unaudited consolidated financial statements;

     - On an as adjusted basis reflecting the conversion of an $8,000,000 convertible note, due to U.S. Bancorp, into Series II Preferred Stock and subsequently into 4,704,000 shares of our common stock. The conversion of the U.S. Bancorp note will include all outstanding accrued interest. This table does not reflect the exercise of 698,948 stock purchase warrants by U.S. Bancorp Libra at an exercise price of $1.75 per share.


                                              September 30, 2000
                                              ------------------
                                            Actual      As Adjusted
                                           --------     -----------
Debt:
Current portion of note payable          $     2,420   $      2,420
Note payable, net of current portion          13,363         13,363
Convertible note payable, net of
 discount                                $ 7,038,138   $          -
                                         ------------  -------------
   Total Debt                              7,053,921         15,783
                                         ------------  -------------

Stockholders' (deficiency) equity:
Series I convertible preferred stock,
 par value $1.00 - authorized
 100,000 shares, 3,500 issued and
 outstanding                                   3,500          3,500

Series II convertible preferred stock,
 par value $.01 - authorized 8,500
 shares, no shares issued and
 outstanding                                       -              -

Common stock, par value $.001
 - authorized 40,000,000 shares,
 6,336,399 issued and outstanding
 actual, 11,040,399 issued and
 outstanding as adjusted                       6,337         11,041

Additional paid-in capital                 4,394,170     12,389,466

Accumulated other comprehensive income        42,231         42,231

Accumulated deficit                       (4,554,392)    (5,943,143)
                                          -----------    -----------
   Total stockholders' (deficiency)
    equity                                  (108,154)     6,503,095
                                         ------------  -------------
   Total capitalization                  $ 6,945,767   $  6,518,878
                                         ============  =============

     The above information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" as well as the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

                                    BUSINESS
                                    --------

     1.    Overview
           --------

     Meridian is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet'N Low(R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla cr me flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic refresher drink under our own trademark, ChampionLyte(TM). We are presently exploring new food products in the sugar-free, fat-free categories and plan to bring one or more to the market within the next twelve (12) months.

     2.    The  Formation  of  Our  Business
           ---------------------------------

     (A)    Meridian  USA  Holdings,  Inc.

     Meridian USA Holdings Inc. ("Meridian") was incorporated in Florida in August 1994 for the purpose of merging, as the surviving entity, in a merger with a then public "shell" entity, MHI Telecommunications, Inc. ("MHI Telecom"). MHI Telecom was a Delaware corporation that had sold shares to the public pursuant to a Regulation "A" exemption from registration during 1969, under its original corporate name of Pilgrim Mills, Inc. From 1985 through August 1994, MHI Telecom had not actively been engaged in any business operations.

     In August 1994, the shareholders of MHI Telecom and Meridian approved a merger of MHI Telecom into Meridian and a simultaneous 1 for 40 reverse stock split of Meridian's outstanding shares. At the same time, the shareholders also authorized Meridian to raise working capital through an appropriate financing, and to acquire an operating business or otherwise engage in or conduct active business operations. Through the end of 1998, Meridian did not engage in any fund raising, other than the issuance of shares to certain shareholders in exchange for services and the advancement of minimal funds on behalf of Meridian.

     (B)   Purchase  of  Shares  of  The
           Old  Fashioned  Syrup  Co.,  Inc.

     On January 8, 1999, Meridian entered into an Acquisition Agreement with The Old Fashioned Syrup Company, Inc. (the "Syrup Company"), under which Meridian issued 3,026,794 shares of Meridian's common stock to the shareholders of the Syrup Company in a tax-free exchange of shares. At the same time, Meridian entered into a Stock Purchase Agreement with a founder and current director of Meridian, pursuant to which Meridian purchased 100,000 shares of its common stock from him for the sum of $50,000. The shares repurchased were retired by Meridian.

     The Syrup Company, which was incorporated in Florida in November 1996, was founded by Alan Posner and Mark Streisfeld to manufacture and sell a sugar-free, fat-free chocolate flavored syrup they had developed. Commencing in 1998, the Syrup Company sold its syrup under its trademark The Old Fashioned Syrup Company(TM). Shortly prior to the acquisition by Meridian, the Syrup Company entered into the license agreement with Cumberland Packing Corp. for use of the Sweet'N Low trademark for its syrup product. The Syrup Company has two wholly-owned subsidiaries, The Old Fashioned Egg Cream Company, Inc. and The Original Egg Cream Company, Inc., both of which are Florida corporations.

     (C)   ChampionLyte,  Inc.

     In August 1999, we incorporated a new subsidiary under the name ChampionLyte, Inc. ChampionLyte was formed to develop and market a sugar-free, fat-free and additive-free isotonic refresher drink. This product was introduced to the market in the third quarter of 2000.

     3.   Sweet  'N  Low(R)  License  Agreement
          with  Cumberland  Packing  Corp.
          --------------------------------

     In January 1999, we entered into a ten (10) year license agreement with Cumberland Packing Corp. under which we were granted the exclusive license to utilize the well-known Sweet 'N Low(R) brand name for our sugar-free, fat-free chocolate syrup product (the "Syrup"). The license agreement has an initial term of ten (10) years, expiring December 31, 2008. We have the right to renew the agreement for two (2) additional seven (7) year terms, so long as we are not in default under the agreement. The agreement contains minimum royalty and marketing expenditure requirements during each year of the term. We have satisfied all requirements to date and anticipate that we will be able to meet the remaining minimum requirements under the contract throughout its term. However, if we fail to meet those requirements, Cumberland has the right to terminate the license.

     In September 1999, the agreement was amended to delete a provision under which Cumberland had been granted a right to either match any offer to sell Meridian shares or receive 10% of the proceeds from any such sale. In lieu thereof, Meridian granted Cumberland common stock purchase warrants to purchase 350,000 shares of Meridian's common stock at the greater of $2.50 per share or the average daily trading price for the common stock during the 20 day period preceding exercise. These warrants expire at the same time as the license agreement. Pursuant to anti-dilution provisions in the warrants, the total number of Cumberland Warrants outstanding as of October 31, 2000 was 533,301. Assuming full conversion of the Series A Convertible Note by U.S. Bancorp on December 16, 2000, the total warrants outstanding to Cumberland will be 843,114.80. (See "Description of Capital Stock -- Cumberland Warrants.")

     4.   Our  Products  and  Service
          ---------------------------

     SWEET'N LOW(R) BRAND SYRUP. We began the development of sugar-free syrups while operating our Old Fashioned Egg Cream Carts in 1995 and 1996. In serving freshly made egg cream drinks (milk, seltzer and chocolate syrup), we received numerous requests for a low calorie, sugar-free egg cream. We searched the market and were unable to find any suitable sugar-free chocolate syrups. There were several "lite" syrups, but none had the required sugar-free content combined with acceptable taste and texture. Perceiving a business opportunity, we embarked on an effort to formulate and manufacture an acceptable syrup. We approached the companies supplying the regular chocolate syrups to our Old Fashioned Egg Cream Carts and sought their assistance. Over time, we tried and rejected numerous formulations as not meeting our standards. Finally, in early 1998, we obtained the right mix and arranged through a co-packer in New Jersey to manufacture, bottle and ship the chocolate syrup under our registered trademark, Old Fashioned Syrup Company.

     We found it difficult to obtain shelf space in food stores for our new product. However, we received positive reactions and reorders in stores we managed to penetrate. We also engaged several food brokers and began to expand our shipments. However, we concluded that the success of this product would be significantly enhanced if we could obtain a recognized brand name. In November

1998, we succeeded in obtaining an exclusive license for the trademark Sweet'N Low for use on chocolate syrups. Sweet'N Low is the trademark under which the world's most popular sugar substitute is sold, most recognizably in the small, pink packets. Cumberland had licensed its trademark to candy and cookie manufacturers, but ours was the first license for syrup.

     In January 1999, we made our first shipments of Sweet'N Low brand chocolate syrup. The name recognition was helpful in attracting new customers, as well as food brokers to sell on our behalf. By the end of 1999, we had expanded our customer base to more than 150 customers and we are currently available in over 16,000 food outlets in the U.S.

     In early 2000, we expanded our product line to include two new flavors: strawberry and vanilla cr me. Just as there had been no fat-free, sugar-free chocolate syrups on the market when we introduced ours, we were unable to find any fat-free, sugar-free other flavored syrups. The expansion of our product line also enabled us to produce "rainbow packs" of our three flavors, which has been a productive marketing technique.

     We are currently working on additional flavors, which we hope to introduce in 2001.

     Our marketing activities for the Syrup have involved trade publication advertising, in-store promotions, retail incentives and important sponsorships. In June 1999, we entered into an agreement with Francis Anthony, the "Love Chef" of television and magazine fame, under which Mr. Anthony has agreed to develop recipes for the Syrup Company and represent the product to the public. Meridian believes that Mr. Anthony's involvement has and will continue to increase the visibility of the Syrup Company's products. Also in 1999, we obtained the right to market the Syrup as an approved product of the Diabetes Research Institute, a national diabetes research center located at the University of Miami. This approval required our product to pass a strenuous qualification procedure at the Institute to establish our worthiness to use the Institute's name on our products.

     CHAMPIONLYTE REFRESHER DRINKS. As we discovered with syrups, there have been no sugar-free products within the isotonic refresher drink category. This category, whose most well-known products are Gatorade(R) and Powerade(R) refresher drinks, constituted a market of nearly $2.3 billion in 1998, with average per capita annual consumption in the U.S. of 2.0 gallons. The category grew each year from 1996 to 1998 and remains a very strong category within the beverage industry (Beverage World, 1999). However, although these products provide the benefit of electrolyte replacement for active consumers, they also contain high levels of calories and carbohydrates.

     We have perceived two distinct market niches for a sugar-free and calorie-free refresher drink. First, diabetics and those with medically restricted sugar intakes had no available refresher drink on the market. This group represents a sizable segment of the U.S. population. Second, we believe that persons attempting to lose weight through exercise are often reluctant to consume a drink like Gatorade(R) containing hundreds of calories right after strenuous exercising to "burn-off" those calories.

     To that end, we began a  formula  development  process  for four flavors of
ChampionLyte: Fruit Punch, Orange, Lemon-Lime and Grape. We finalized our formulations during the third quarter of 2000 and commenced shipments of the product in September 2000.

     Our marketing efforts to introduce ChampionLyte have involved ad placements in industry trade publications, radio ads and food show and beverage show appearances. The natural tie-in with sports has caused us to pursue sports-related sponsorships for ChampionLyte. In early 2000 we became the official refresher of USFans.com, a web site dedicated to the interests of fans of professional and intercollegiate sports. This sponsorship has given us prominent visibility on one of the most heavily visited sports web sites on the Internet.

     In October 2000, we entered into a sponsorship and endorsement agreement with Jay Fiedler, the starting quarterback for the Miami Dolphins of the N.F.L., under which Mr. Fiedler has agreed to provide various promotional services in connection with ChampionLyte. We are also pursuing additional sponsorship relationships with professional athletes and hope to have more in place by the first quarter of 2001. Our ChampionLyte has also qualified for sponsorship by the Diabetes Research Institute and each bottle will contain that organization's seal of sponsorship.

     OLD FASHIONED EGG CREAM. Old Fashioned Egg Cream Company, Inc. and Original Egg Cream Company (collectively the "Egg Cream Companies") began business in 1993 by offering freshly made "egg cream" drinks to the public from custom-designed carts at sports arenas, shopping malls and other high population traffic locations. The egg cream, a traditional and legendary New Y York soft drink, is a mixture of milk, seltzer and chocolate syrup. From 1993 until 1998, the Egg Cream Companies, on their own and through franchisees, operated two carts at various locations, including Madison Square Garden in New York City, Joe Robbie Stadium in Miami, Florida, Festival Flea Market in Pompano Beach, Florida and Coral Square Mall in Boynton Beach. In addition, the egg creams were sold through licensed concessionaires at the Miami Arena in Miami, Florida and various food service establishments in South Florida

     The Egg Cream Companies' marketing was based on a nostalgic appeal to early 20th century Brooklyn, where egg creams were developed and flourished as a popular chocolate-flavored soft drink. The egg cream carts and logo are designed with a Brooklyn motif - Ebbets Field, the Brooklyn Bridge, trolley cars. The carts also offer pretzel rods and Charlotte Russe confections.

     The Egg Cream Companies are not currently conducting any active business operations. Neither of the egg cream carts is currently in operation and there are no current franchisees. Meridian's current business plan is to seek to engage the services of an experienced franchise industry executive to re-establish the Egg Cream Companies' franchise business.

     5.    Co-Packing  Arrangements
           ------------------------

     We manufacture and bottle our products under co-packing arrangements with third parties. This process involves us providing the co-packers with the formula, bottles and labels for our products. We then place orders for production against specific orders from our customers. With the refresher drinks, we actually provide the co-packer with kits of drink concentrate, which the co-packer mixes with water, and then bottles and ships. The work is performed by the co-packers at a per bottle cost of goods manufactured.

     We have chosen to operate through co-packing arrangements to enable us to produce and deliver our products without the capital costs required to build, equip and operate our own plants. It also eliminates the expense of maintaining full-time production facilities and employees during down-time in production and the need for us to invest capital in inventory. Through this type of arrangement, we have been able to bring our products to the market much more quickly and at a significantly lower investment than if we had done our own manufacturing.

     The use of co-packing arrangements carries several risks. First, we are dependent on a third party for our products. If the co-packer is unable or unwilling to honor our agreement or fails to manufacture our product timely or pursuant to our specifications, our business could be hurt. To address this risk, we have identified alternative co-packers to whom we could turn in the event our current arrangements fail. However, there may be down-time as we switch co-packers and that could cause us to not be able to meet our customers' requirements. Our specific arrangements are as follows:

          Syrup. The syrups are manufactured, bottled and shipped for us by Beverage House, Inc. ("BHI"), headquartered in Cartersville, Georgia. Under the terms of our Agreement with BHI, BHI manufactures our syrup using our own formulas, packaging and labels and delivers all orders within thirty
(30) days of placement.   The  agreement  with BHI expires on July 12, 2001,
with consecutive six (6) month renewal terms, unless either party elects not to renew. Under our current arrangement, the syrup concentrate is manufactured in Georgia and then shipped to BHI's facility in Pennsylvania, where it is bottled and shipped.

          Refresher Drink. The ChampionLyte drinks are being made by a combination of two separate co-packers. Kits, consisting of preformulated drink concentrate, are being made for us by BHI, based on our proprietary formula Those kits, along with our bottles and labels, are shipped to National Beverage Corp., headquartered in Ft. Lauderdale, Florida, where the drinks are mixed, bottled and shipped. The general terms of our relationship with National Beverage Corp. are similar to those with BHI. National Beverage Corp. has 14 plants located throughout the United States. As a result, once our products achieve national distribution, we will be able to ship from regional facilities, saving us time and freight charges.

     6.    Market
           ------

     (A) RETAIL MARKET. The principal customers for the Syrup are food retailers, such as supermarkets, drug store chains, discount stores and warehouse centers and institutional entities, such as U.S. Military post exchanges. The isotonic beverage is targeted at the same outlets, as well as convenience stores, delis, fitness centers and health clubs. We have established a network of national, regional and international food brokers to market the Syrup to these outlets. These brokers are managed on our behalf by our National Vice President of Sales, who works out of our headquarters. Our success is dependent upon our ability to have our products available at such outlets throughout the country. Management believes that the quality of our products, their appeal to health-conscious and sugar-restricted consumers, the fame and reputation of the Sweet'N Low trademark for our syrups and our network of food brokers should enable us to continue to penetrate the retail food market.

     The primary consumers at whom we are directing our marketing efforts are people suffering from diabetes and others with sugar restricted diets.
According to the American Diabetes Association, there are approximately 16,000,000 Americans suffering from diabetes, plus another five to ten million Americans who are required to maintain a strict diet regimen for various medical conditions. In addition, millions more Americans restrict their sugar consumption in an effort to reduce their calorie intake. All of these people form a natural market for our products. Americans spend $33 billion on weight-loss programs and products annually (National Institute of Diabetes and Digestive and Kidney Diseases, 2000). Our products are aimed directly at this market. Moreover, the enormous success of products such as Diet Coke(R), SnackWell's(R) cookies and numerous sugar-free ice cream, candy and other products have demonstrated the existence of a substantial market for sugar-free/reduced calorie food products.

     Public and industry acceptance have been positive to date. In July 1999, the National Board of the American Tasting Institute granted its 1999 American Tasting Award of Excellence to the Syrup. In June 1999, the Syrup Company's product was voted the Best New Product in the general merchandise category by the National Association of Chain Drug Stores.

          (B) INSTITUTIONAL/FOOD SERVICE MARKET. Another important market for the Syrup will be bulk package sales to institutional and food service customers, such as hospitals, nursing homes, schools, hotels, restaurants, ice cream and frozen yogurt shops, baked and prepared food product manufacturers and sports and entertainment venues. Hospitals and nursing homes, aggregating more than 40,000 units nationwide, present a natural market for the Syrup and ChampionLyte drinks, especially for diabetes sufferers and others required to restrict their sugar intake.

          (C) PRIVATE LABELING. Under our agreement with Cumberland, we have the right to package and sell a percentage of our annual syrup production under the private label of its customers. We intend to pursue private label business for both the syrup and the sports refresher drink. However, we have completed no such business to date.

          (D) INTERNATIONAL MARKETING. Management has negotiated an arrangement with Cumberland by which Cumberland has agreed to act as an international distributor of the Syrup Company's chocolate, strawberry and vanilla creme syrups in approximately 43 nations throughout the world where Sweet'N Low sugar substitute is marketed. In addition, Nafpro Canada, Inc. serves as the exclusive broker for the sale of Syrup in Canada.

     7.    New  Products  or  Services
           ---------------------------

     We intend to expand our sugar-free, fat-free product line during 2001. We are presently testing several different product categories in an effort to identify products that fit our profile of low calorie, high taste foods.

     8.    Competition
           -----------

     There are other brands of syrup on the market, some of which advertise as fat-free, sugar-free, cholesterol-free or low-calorie, as well as nationally and internationally known brands of syrup, which could reasonably be considered as competition for the Syrup Company's products. Major chocolate manufacturers, such as Hershey, sell syrups designated as "Lite" and Smuckers has recently introduced a sugar-free chocolate flavored syrup. These companies are larger and have greater resources than we do and therefore can expend greater funds in marketing and advertising their products. Our ability to compete successfully with those companies is dependent upon our ability to continue to produce a tasty product and persuade food retailers to carry our products. We believe that our syrup, with targeted marketing under the internationally renowned Sweet'N Low brand name, will continue to be favorably received in the market place and establish us as a significant purveyor of sugar-free, fat-free and cholesterol-free syrups and other products.

     In the soft drink category, the Company will be competing with major soft drink distributors including Pepsi, Gatorade and others. These companies are substantially larger and more well-established than we are. This allows them not only to commit more money to marketing and advertising, but affords them access to greater shelf space and prominence in food stores, which is a key to success in the food industry. We believe that the ability to compete successfully with these companies is dependent primarily upon our ability to produce a tasty, sugar-free alternative to the existing sugared drinks and to persuade food retailers to carry our products. Based on consumer taste tests, the Company believes it has created products that will be receptive to consumers as a sugar-free alternative to sugared sports drinks. Moreover, the inroads to the retail food market we have already established with our syrups with both retailers and food brokers should facilitate our ability to gain and expand access to those markets for our soft drink product. However, the competition for shelf space in food retail establishments is extremely intense and the ability to obtain such shelf space is essential to the potential success of these products.

     9.    Major  Customers
           ----------------

     The Syrup Company has approximately 150 customers, none of whom accounts for 10% or more of the Syrup Company's total sales.

     10.   Patents,  Trademarks,  Licenses
           -------------------------------

     The Syrup Company's subsidiary, The Old Fashioned Egg Cream Company, Inc., is the owner of the U.S. Trademark registrations for the mark OLD FASHIONED EGG CREAM for food products, clothing items and food service. The Syrup Company is the owner of the trademarks THE OLD FASHIONED SYRUP COMPANY and NO GUILT, both of which are the subject of pending applications in the United States Patent and Trademark Office. ChampionLyte is the owner of the trademark CHAMPIONLYTE which is also the subject of a pending trademark application in the United States Patent and Trademark Office.

     Under a license agreement dated January 1999 with Cumberland, the Syrup Company acquired the license to use the Sweet'N Low trademark in connection with the manufacture and sale of its sugar-free, fat-free syrup. The license agreement expires on December 31, 2008. In addition, the agreement requires a minimum royalty in 2000 of $30,000.00 and a minimum advertising capital commitment of $200,000.00.

     Under a license agreement dated November 1999, we have the right to use the Diabetes Research Institute seal and logo on our syrup and refresher drink products.

     Under an agreement dated February 2000, we have obtained the right to utilize the usFANS.com logo on our refresher drink packaging, using the designation "official refresher" of usFANS.com.

     We intend to continue to protect all of our intellectual property through appropriate state and federal registrations and enforcement.

     11.   Government  Regulation  and  Approval
           -------------------------------------

     The labeling of our products is subject to regulation by the United States Food and Drug Administration. The Company believes that it is in full compliance with those regulations. The sale of food products to the public is subject to various state and local health and safety regulations. It is our policy to comply in full with all such regulations. Under our co-packing arrangements, the co-packers are obligated to us to maintain compliance with all such rules and regulations.

     12.   Research  and  Development
           --------------------------

     Since 1998, we have engaged in research and development related to our current and proposed new products through our contract co-packers. The expenditures on research and development have been undertaken by the co-packers, with participation in the development process by the Syrup Company's employees.

     13.   Environmental  Compliance
           -------------------------

     Meridian does not anticipate any significant costs to comply with environmental laws and requirements.

     14.   Employees
           ---------

     As of December 5, 2000, Meridian had 11 full-time employees, eight of whom work at Meridian's offices in Boca Raton, Florida and the remaining three of whom are regional sales employees working out of their own offices.

     15.   Reports  to  Shareholders
           -------------------------

     Meridian became subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in January 2000, upon the effective date of its registration statement on Form 10-SB. As such, Meridian is required to and will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by Meridian may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 5th Street NW, Washington, D.C. 20549. Such reports, proxy statements and other information may also be obtained from the web site maintained by the Commission at http://www.sec.gov. Copies of these materials can also be obtained at prescribed rates from the public reference section of the Commission at its principal offices in Washington D.C., as set forth above.

     16.   Description  of  Property
           -------------------------

     Meridian's executive and administrative offices occupy a stand-alone building containing approximately 3,500 square feet of office space at 1356 NW 2nd Avenue, Boca Raton, Florida. Meridian leases this space from an unaffiliated party under a lease that expires on October 31, 2005. The current rental is $59,500 per year, subject to an annual increase of 3% commencing November 2001. Meridian also rents warehouse and distribution facilities in Jersey City, New Jersey from Port Jersey Distribution Services, with rental based on the amount of space and services used each month.

                                LEGAL PROCEEDINGS
                                -----------------

     We are a defendant in an action currently pending in the Circuit Court of Palm Beach County, Florida entitled MARTIN KLEIN V. MERIDIAN USA HOLDINGS, INC. The plaintiff is seeking a finders fee related to the U.S. Bancorp financing transaction that took place in June 2000. The amount sought is $50,000 plus 200,000 shares of our common stock. We deny any liability for that claim.
On December 7, 2000, the Court granted our motion for summary judgment dismissing the complaint in its entirety. The plaintiff has taken an appeal from that decision.

     Other than the above, we are not party to any legal actions, claims or proceedings.

                          PRICE RANGE OF CAPITAL STOCK
                          ----------------------------

     Market  Price
     -------------

    Our common stock is traded over-the-counter on the electronic bulletin board operated by the National Association of Securities Dealers. From inception until December 13, 1999, the shares traded under the symbol MDHG. On December 13, 1999, we changed our trading symbol to MUSD in connection with the change of our name to Meridian USA Holdings, Inc. The following table sets forth the high and low bid prices for the common stock since the inception of its quotation on the Bulletin Board during the first quarter of 1999.

YEAR  QUARTER                     HIGH               LOW

1999    First                     2.375             0.00
1999    Second                    2.5625          1.0313
1999    Third                     3.875           2.1875
1999    Fourth                    3.5625          2.1875
2000    First                     2.8125          1.4375
2000    Second                    3.0625          1.0313
2000    Third                     3.25            1.5

     The above quotations reflect the inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

     Holders
     -------

     As of November 6, 2000, there were 490 record holders of our common stock. Based on information from brokers and other sources, we estimate that as of November 11, 2000, there were approximately 741 beneficial holders of Meridian's common stock.

     Dividends
     ---------

     Meridian paid no cash dividends with respect to its common stock during 1999 and has no current intention to pay any cash dividends. Meridian declared and distributed a 10% stock dividend to all shareholders of record of common stock on September 30, 1999.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
            ---------------------------------------------------------

     The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with Meridian's consolidated financial statements and notes thereto contained elsewhere in this registration statement. The consolidated financial statements for the nine months ended September 30, 2000 and 1999, included elsewhere in this registration statement are unaudited. However, in the opinion of management, they included all adjustments consisting of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations. This discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future (see "Forward Looking Information", page 10).

     Overview
     --------

     Meridian is a developing company engaged in the manufacture and sale of fat-free and sugar-free syrups and sports refresher drinks. The first product we brought to the market was chocolate syrup, which we began to sell in 1999 under the Sweet'N Low (R) trademark, which we have licensed from Cumberland Packing Corp. In early 2000, we expanded our syrup product line by adding strawberry and vanilla cr me flavors. In the third quarter of 2000, we introduced a sugar-free, fat-free and additive-free isotonic sports refresher drink under our own trademark, ChampionLyte (TM). We are presently exploring new food products in the sugar-free, fat-free categories and plan to bring one or more to the market within the next twelve (12) months.

     Results  of  Operations
     -----------------------

     Comparison  of  nine  months  ended  September  30,  2000
     to  September  30,  1999.

     Meridian's net sales revenues for the three and nine months ended September 30, 2000, were $175,233 and $846,961, respectively, as compared to $96,612 and $208,117, respectively, in the comparable periods of 1999. The increases were attributable to continued expansion of the market for Meridian's Sweet'N Low(R) brand syrups. Meridian's gross margin increased from 21% in the nine months ended September 30, 1999 to 38% in the comparable 2000 period. This increase was attributable primarily to lower margins in the 1999 period resulting from a change in Meridian's co-packer during that period and lower than expected pricing. Sales volume was relatively low in the 1999 period and, as a result, the above two factors had a significant percentage impact on gross margin. The margins achieved during the 2000 period are within the expected range for the Company's business. Management believes that sales volume will continue to grow and that, as Meridian's products become more well-established in the market, margins will stabilize.

     Selling, general and administrative expenses increased from $197,780 in the third quarter of 1999, to $1,121,331 in the third quarter of 2000 and from $497,931 in the first nine months of 1999 to $2,125,610 in the first nine months of 2000. The increases were attributable primarily to six factors: (i) noncash interest and amortization costs of $571,904 for the nine months ended September 30, 2000, associated with the U.S. Bancorp financing, which closed in June 2000;
(ii) $116,667 in accrued interest due to U.S. Bancorp Investments, Inc. that may be converted into shares of the Company's Series II Preferred Stock; (iii) the cost associated with the completion of development and introduction to market of Meridian's ChampionLyte (TM) sports refresher drinks; (iv) the hiring of various sales and other administrative personnel to support the continued growth of the Company's products resulted in incremental period to period costs of approximately $40,000 and $72,000 for three and nine months ended September 30, 2000; (v) increased advertising and media expenses to support the Company's product line, which increased from approximately $18,000 and $25,000 for the three and nine months ended September 30, 1999 to approximately $155,000 and $601,000 in the comparable 2000 periods and (vi) noncash compensation costs of $264,000 and $272,125 for the three and nine months ended September 30, 2000, associated with the issuance of common stock for consulting services rendered. The costs associated with the U.S. Bancorp bridge loan and the noncash compensation costs associated with the issuance of common stock for consulting services are nonrecurring. These nonrecurring costs aggregated $264,000 and $303,125, respectively, during the three and nine months ended September 30, 2000.

     Meridian had a net loss of $2,313,132 ($0.38 per share) during the nine months ended September 30, 2000, as compared to a net loss of $453,907 ($0.09 per share) during the comparable prior period.

     Comparison  of  year  ended  December  31,  1999
     to  December  31,  1998

     In 1999, Meridian's sales revenues were $395,980, as compared to $144,206 in 1998, an increase of 175%. However, Meridian had a net loss of $1,017,264, or $0.20 per share, as compared to a net loss of $166,996, or $0.04 per share, in 1998. The increased loss in 1999 was attributable primarily to five factors;
(i) the commencement of payment of salaries to officers; (ii) the addition of a vice president of sales in May 1999; (iii) increased advertising costs, slotting fees and trade show and related travel expenses; and (iv) professional fees relating to the reverse acquisition of Old Fashioned Syrup Company, the completion of the Cumberland (Sweet'N Low) License Agreement and the registration of the Company's securities under the Securities and Exchange Act. These increases were generally attributable to the start-up nature of Meridian's business in 1999.

     Liquidity  and  Capital  Resources
     ----------------------------------

     Meridian's available cash and marketable securities at September 30, 2000 were approximately $6,335,000, as compared to approximately $79,000 at September 30, 1999. The increase is primarily attributable to the proceeds of Meridian's issuance of its Series A Convertible Note to U.S. Bancorp in June 2000 and, to a lesser extent, to increased sales of Meridian's products.

     As a result of the U.S. Bancorp financing, management believes that it has sufficient working capital to carry out its business plan for the operation and expansion of its syrup business and for the introduction and growth of its sports refresher drink for at least the next 15 to 18 months. In addition, Meridian believes that operations will contribute to cash flow during the same period.

                                   MANAGEMENT
                                   ----------

     Executive  Officers,  Directors  and  Key  Employees
     ----------------------------------------------------

     Our current executive officers and directors and their ages and positions as of November 30, 2000, are as follows:




NAME                                  AGE             POSITION

Alan Posner                            54            Chief Executive Officer,
                                                     Chief Financial Officer,
                                                     Secretary and Director

Mark Streisfeld                        49            President, Director

Joel Flig(1),(2)                       46            Director

Paul M. Galant(1)                      58            Director

Steven Kreuscher                       36            Senior Vice President - Sales

David Ravich                           71            Director

Ronald Shapss(2)                       53            Director

Christopher Valleau                    30            Vice President - Finance

_____________________
(1)   Member  of  Audit  Committee
(2)   Member  of  Compensation  Committee

     The principal occupation, title and business experience of Meridian's executive officers and directors during the last five years, including the names and locations of employers, is indicated below:

     ALAN POSNER was elected as CEO, Secretary and Chairman of the Board of Directors on February 24, 1999. Prior to that he was co-founder and has served as CEO/Secretary/Treasurer of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1973 to 1985, Mr. Posner was employed in various professional and administrative capacities, including having served as the Senior Associate Administrator at Brookdale Hospital Medical Center in Brooklyn, New York. From 1985 to 1993, he was a principal of Medical Care Administration, Inc. and Healthrac, Inc., multi-service medical providers, medical management and consulting firms. From 1991 to 1994, Mr. Posner was a member of the New York City Mayor's Advisory Committee for Emergency Medical Services. He is a member of the American College of Health Care Administrators, the American Public Health Association and the New York Association for Ambulatory Care. Mr. Posner received dual Bachelor of Science degrees (Biology and Nursing) in 1971 and a Masters of Science in Health Care Administration in 1973 from the State University of New York at Stony Brook. From 1965 to 1968 he served in the U.S. Naval Hospital Corps.

     MARK STREISFELD was elected as President and Director on February 24,1999. He was co-founder and has been president of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1976 to 1989, Mr. Streisfeld operated a retail electronics business in Monticello, New York, which he founded. From 1989 to the present, Mr. Streisfeld has operated a multi-faceted jewelry enterprise in Monticello, founded by him and his family. From 1973 to 1976 he was an elected trustee of the Village of Monticello. Since 1985 Mr. Streisfeld has been a Rated Jeweler by the Jewelers Board of Trade and a member of the Advertising Specialties Institute. He is currently a member of the Sullivan County (NY) Chamber of Commerce, the Sullivan County Action Committee and the Board of Directors of the New Hope Community for Retarded Adults (Sullivan County, NY).

     MARK STREISFELD was elected as President and Director on February 24,1999. He was co-founder and has been president of The Old Fashioned Syrup Company, Inc., its subsidiaries and predecessors since 1994. From 1976 to 1989, Mr. Streisfeld operated a retail electronics business in Monticello, New York, which he founded. From 1989 to the present, Mr. Streisfeld has operated a multi-faceted jewelry enterprise in Monticello, founded by him and his family. From 1973 to 1976 he was an elected trustee of the Village of Monticello. Since 1985 Mr. Streisfeld has been a Rated Jeweler by the Jewelers Board of Trade and a member of the Advertising Specialties Institute. He is currently a member of the Sullivan County (NY) Chamber of Commerce, the Sullivan County Action Committee and the Board of Directors of the New Hope Community for Retarded Adults (Sullivan County, NY).

     JOEL FLIG, a director of Meridian since August 1999, is the founder (1989) and CEO of Financial Solutions Group, Ltd., a New York based company engaged nationwide in placement of senior debt. Since 1998 he has been a director of Sparta Surgical Supply Co. Prior to his current business entity, Mr. Flig was a member of the Board of Directors and Executive Vice President of Aspen Financial, Inc. (a bank holding company) and from 1981 to September 1988 he was First Vice President of Union Chelsea National Bank (NY). From 1977 through May 1981 he served in a variety of executive capacities at Republic National Bank
(NY) and began his banking career in the Management Development program at Chase Manhattan Bank (NY) in 1974. Mr. Flig received a B.B.A. degree in 1977 from the Bernard Baruch College of the City of New York, and his MBA-Finance from St. John's University (NY).

     PAUL M. GALANT was appointed by the new Board of Directors as Special Counsel in February 1999, served as an officer and director of Meridian from August 1994 to February 24, 1999 and was elected to Meridian's Board of Directors in August 1999. Between 1975 and 1997, Mr. Galant was a registered NASD General Securities Principal. He has been a business development consultant since 1970. He has served as an officer and director of various development stage companies, including Deerfield Financial Services, Inc. and www.eBIZnet.com, Inc., and is the founder and currently serves as an officer and director of NetWeb Online.Com, Inc. He was a practicing attorney in the State of New York from 1966 to 2000. Between 1975 and 1986, Mr. Galant was a founding partner and general principal of a Long Island (NY) based full service brokerage firm. Subsequently, he was cofounder, and officer and/or a registered principal of several NASD member securities/brokerage firms in the New York metropolitan area. Since 1981 he has served as President of PR Sources, Inc., a private entity engaged in corporate development services. From 1966 through 1968 he served in the U.S. Army. Mr. Galant is a 1965 graduate of Brooklyn Law School (J.D.), and received a Bachelor of Business Administration degree from Adelphi University in 1962.

     STEVEN KREUSCHER joined the Company in March 2000 as Senior Vice President of Sales. Prior to joining the Company, Mr. Kreuscher served in increasingly responsible positions at Yoo-Hoo Chocolate Beverage Company/Austin Nichols & Co., Soft Drinks from 1986 until 1999. While representing Yoo-Hoo, Mr.
Kreuscher was promoted from District Sales Manager NY/NJ to Divisional Sales Manager Northeast to National Accounts Manager. Mr. Kreuscher received his MBA in 1997 at Dowling College (NY). In 1986, he received a Bachelor of Science degree in marketing from St. John's University (NY).

     DAVID RAVICH has been a member of the Board of Directors since August 2000. He has been a practicing attorney in New Jersey since 1954. From 1966 until his recent retirement, he was the senior and founding partner of Ravich, Koster, Tobin, Oleckman, Reitman & Greenstein, P.A., located in Rahway, New Jersey. Mr. Ravich received his undergraduate degree from the University of Pennsylvania and his law degree from the Rutgers University School of Law.

     RONALD SHAPSS, a director of Meridian since August 1999, is the founder of Ronald Shapss Corporate Services, Inc. (RSCS) a company engaged in consolidating fragmented industries since 1992. RSCS was instrumental in facilitating the roll-up of several companies into such entities as U.S. Delivery, Inc. and Consolidated Delivery & Logistics, Inc. Mr. Shapss was also the founder of Coach USA, Inc. and, from 1997 to 1999, served on the advisory boards of Consolidated Partners Founding Fund, LLC and 1+ USA, Inc., which founded Advanced Communications Group, Inc. (now Worldpages.com), an Internet directory whose shares trade on the New York Stock Exchange. From 1997 until 1999, he was a consultant and a member of the Board of Directors of Frontline Communications Corporation (NASDAQ: FCC). Mr. Shapss is a member of the New York Bar, having graduated from Brooklyn Law School.

     CHRISTOPHER VALLEAU joined the Company as Vice President-Finance in October 2000. Immediately prior to that, he was a Senior Staff Accountant for the New York and Florida-based certified public accounting firm, Feldman, Sherb & Co., P.C., for whom he managed the Florida client base, including Meridian. He had joined Feldman Sherb as a staff accountant in 1997. Prior to that, he had been Assistant Controller (1994-1996) and Controller (1996-1997) of Ocean World Lines, Inc. in New York City. Chris is a licensed Certified Public Accountant in New York. He received a Bachelors of Business Administration degree from Pace University (Pleasantville, New York).

     Board  of  Directors
     --------------------

     Directors of the Company are elected annually to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Executive officers are appointed by, and serve at the discretion of, the Board of Directors for a term beginning after the first regular meeting of the Board of Directors following the annual meeting of shareholders and until their respective successors are duly appointed and qualified.

     There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

     During the fiscal year ended December 31, 1999, there was one (1) meeting of the Board of Directors and there have been two (2) meetings of the Board of Directors in 2000.

     Board  Committees
     -----------------

     Audit Committee. The Audit Committee was created in May 2000, with the responsibility of recommending to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for: (i) reviewing the scope and results of the audit with the independent auditors; (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors; (iii) considering the adequacy of the Company's internal accounting and control procedures; and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors and considering the effect of such performance on the auditors' independence. The Committee currently consists of Messrs. Flig and Galant.

     Compensation Committee. The Compensation Committee was created in May 2000, with responsibility for reviewing and advising the Board with respect to executive compensation affecting corporate officers subject to Section 162(m) of the Internal Revenue Code and such other executives as the Company's management may deem appropriate. The Committee also has responsibility for administration of the 1999 Stock Incentive Plan and compensation intended as performance-based compensation under the Code. The Committee also has the responsibility to fix all salaries, grant all stock options and approve all employment agreements for executives who are, or are expected to become, subject to Section 162(m). The Committee currently consists of Messrs. Flig and Shapss.

     Director  Compensation
     ----------------------

     Directors of the Company received a fee of $1,500 for each Board of Directors meeting attended in 1999. In addition, Directors were reimbursed for any of their travel expenses to and from such meetings.

     Compensation Committee Interlocks and Insider Participation. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the board of directors.

     Executive  Compensation
     -----------------------

     The following table sets forth, for the Company's last fiscal year, the annual and long-term compensation of those persons who were, at December 31, 1999, the two Executive Officers of the Company. The Company paid no compensation to Executive Officers prior to January 1, 1999.


                                 Annual  Compensation     Long  Term  Compensation
                                 --------------------     ------------------------


Name and principal              Fiscal                                             All other
position                        Year       Salary         Bonus($)    Options(#)   Compensation
-----------                     --------   -----------   ----------   ----------   ------------

Mark Streisfeld                  1999      $  125,000           ---          ---   $     1,500
President

Alan Posner                      1999      $  125,000           ---          ---   $     1,500
CEO and Chairman

All Directors and
Executive Officers
as a Group (5 Persons)           1999      $  250,000           ---          ---   $     7,500

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

     The following table provides information as of October 31, 2000 as to the ownership of common stock by: (i) each person known by the Company to be the beneficial owner of five (5%) percent or more of the common stock; (ii) each director and nominee for election as a director of the Company; (iii) each of the Company's executive officers; and (iv) all directors and executive officers of the Company as a group:


                                                                                Shares of
                                                                               Common Stock
                                                   Number of                    Obtainable
                                                   Shares of     Percent of    Under Stock
                                                  Common Stock  Common Stock     Options     Exercise Price
Name  and Title of                                Beneficially  Beneficially    Currently       of Stock
Shareholder                                          Owned1         Owned      Outstanding(2)    Options
------------------------------------------------  ------------  -------------  ------------  ---------------


Alan Posner(3)                                      1,112,7914          17.5%        50,000  $          1.00
(CEO and Director)

Mark Streisfeld(5)                                  1,112,7916          17.5%        50,000  $          1.00
(President and Director)

Paul Galant(7)                                         335,000           5.3%        25,000  $          1.00
(Director)

Joel Flig(8)                                             5,000           -0-          5,000  $          1.00
(Director)

Ronald Shapss(9)                                       225,972           3.5%        50,000  $          1.00
(Director)






















                                       36


David Ravich(10)                                         5,000           -0-            -0-              -0-
(Director)

Steven Kreuscher                                         5,000           -0-            -0-              -0-
(Sr. Vice Pres. - Sales)
                                                           -0-           -0-         20,000             1.00
Christopher A. Valleau
(Vice President - Finance)

All Directors and                                     2,816,554          44.2%       200,000
Executive Officers
as a group(eight (8) persons)
------------------------------------------------

--------------------------------
(1)Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially held by them, subject to community property laws where applicable.

(2)All  Stock  Options  expire  on  May  1,  2010.

(3)The address for Mr. Posner is c/o Meridian USA Holdings, Inc., 1356 N.W. 2nd Avenue, Boca Raton, FL 33432.

(4)Excludes 577,500 shares of common stock which are issuable to Mr. Posner upon conversion of his 1,750 shares of Series I Preferred Stock.

(5)The address for Mr. Streisfeld is c/o Meridian USA Holdings, Inc., 1356 N.W. 2nd Avenue, Boca Raton, FL 33432.

(6)Excludes 577,500 shares of common stock which are issuable to Mr. Streisfeld upon conversion of his 1,750 shares of Series I Preferred Stock.

(7)The  address  for  Mr. Galant is 470 N.E. 25th Terrace, Boca Raton, FL 33431.

(8)The  address  for  Mr.  Flig  is  160  East  61st Street, New York, NY 10021.

(9)The  address  for  Mr.  Shapss is 75 Montebello Road, Suffern, NY 10901-3746.

(10)The address for Mr. Ravich is 3827 Red Maple Circle, Delray Beach, FL 33445.

(11)The address for Mr. Valleau is 8761 Wiles Road, 17-201, Coral Springs, FL 33067.

                               LEGAL  MATTERS
                               --------------

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Aronauer, Goldfarb, Sills & Re, LLP, New York, New York.

                                  EXPERTS
                                  -------

     The consolidated financial statements of the Company as of December 31, 1999 and for the years ended December 31, 1998 and December 31, 1999, have been included herein in reliance upon the report of Feldman Sherb & Company, P.C., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US
                  --------------------------------------------

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in our registration statement and the exhibits filed therewith. For further information with respect to Meridian USA Holdings, Inc. and the common stock, reference is made to the registration statement and exhibits filed therewith. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

     You may read and copy any document we file on the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     Since January 2000, we have been subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file periodic reports, proxy statement and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's web site, which is described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

MERIDIAN  USA  HOLDINGS,  INC. AND SUBSIDIARY                  Page
                                                               ----
YEARS  ENDED  DECEMBER  31,  1999  AND  1998:

Independent  Auditors'  Report                                 F-2

Consolidated  Balance  Sheet                                   F-3

Consolidated  Statement  of  Operations                        F-4

Consolidated  Statement  of  Stockholders'
Equity  (Deficiency)                                   F-5  -  F-6

Consolidated  Statement  of  Cash  Flows                       F-7

Notes  to  Consolidated  Financial  Statements        F-8  -  F-13

NINE  MONTHS  ENDED  SEPTEMBER  30,  2000
AND  1999  (UNAUDITED):

Consolidated  Balance  Sheet                                  F-14

Consolidated  Statement  of  Operations              F-15  -  F-16

Consolidated  Statement  of  Cash  Flows                      F-17

Notes  to  Consolidated  Financial  Statements       F-18  -  F-20

UNAUDITED  PROFORMA  CONSOLIDATED  FINANCIAL
STATEMENTS  FOR  THE  NINE  MONTHS  ENDED
SEPTEMBER  30,  2000:

Description  of  Unaudited  Proforma
Consolidated Financial  Statements                            F-21

Unaudited  Proforma  Consolidated  Balance
Sheet                                                         F-22

Unaudited  Proforma  Consolidated  Statement
of  Operations                                                F-23

Notes  to  Unaudited  Proforma  Consolidated
Financial Statements                                   F-24 - F-25


                          INDEPENDENT AUDITORS' REPORT


To  the  Board  of  Directors
Meridian  USA  Holdings,  Inc.

We have audited the accompanying consolidated balance sheet of Meridian USA Holdings, Inc. and subsidiary as of December 31, 1999, and the related statements of operations, stockholders' deficiency and cash flows for the years ended December 31, 1999 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian USA Holdings, Inc. and subsidiary, for the years ended December 31, 1999 and December 31, 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                              /s/  Feldman  Sherb  &  Co.,  P.C.
                                              Feldman  Sherb  &  Co.,  P.C.
                                              Certified  Public  Accountants


New  York,  New  York
March  30,  2000


                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                December 31,
                                                                    1999
                                                               --------------

                           ASSETS
                           ------

Current assets:
  Cash                                                         $      67,699
  Accounts receivable, net                                            43,293
  Inventory                                                           47,184
  Advances - stockholders                                             99,000
                                                               --------------
    Total current assets                                             257,176

Property and equipment, net                                            8,442

Licensing agreement, net                                             170,133
                                                               --------------
                                                               $     435,751
                                                               ==============

          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
          -----------------------------------------

Current liabilities:
  Accounts payable                                             $     152,350
  Accrued expenses and other current liabilities                     341,745
                                                               --------------
    Total current liabilities                                        494,095
                                                               --------------

Commitments and contingency                                                -

Stockholders' deficiency:
  Series I convertible preferred stock, par value $1.00
   - authorized 100,000 shares, 3,500 issued and
   outstanding                                                         3,500
  Series II convertible preferred stock, par value $.01
    authorized 8,500 shares, no shares issued and outstanding              -
  Common stock, par value $.001 - authorized 40,000,000
   shares, 5,736,500 issued and outstanding                            5,737
  Additional paid-in capital                                       2,173,679
  Accumulated deficit                                             (2,241,260)
                                                                  -----------
    Total stockholders' deficiency                                   (58,344)
                                                               --------------

                                                               $     435,751
                                                               ==============


                 See Notes to Consolidated Financial Statements


                       MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF OPERATIONS



                                                Year Ended December 31,
                                                    1999        1998
                                                 ----------  ----------

Net sales                                      $  395,980   $    144,206

Cost of goods sold                                268,654        105,916
                                               -----------  -------------

Gross profit                                      127,326         38,290

Selling, general and administrative             1,144,590        205,286
                                               ------------  -----------

Net loss                                      $(1,017,264)  $   (166,996)
                                              ============  =============

Net loss per common share -
  basic and diluted                           $     (0.20)  $      (0.04)
                                               ==========   =============

Weighted average number of common shares
  outstanding - basic and diluted               5,210,546      4,088,517
                                               ===========  ============



                 See  Notes  to  Consolidated  Financial  Statements



                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY

                                                   Series I Convertible
                                 Common Stock         Preferred Stock
                                ---------------       ---------------
                              Shares      Amount      Shares   Amount
                              ----------- --------    -------  -------
BALANCE, DECEMBER 31, 1997     439,056       439            -        -

  Issuance of common stock
   for services                330,000       330            -        -
  Issuance of common stock       2,000         2            -        -
  Issuance of common stock
   purchase warrants                 -         -            -        -
  Net loss                           -         -            -        -
                            -----------  --------     -------  -------

BALANCE, DECEMBER 31, 1998     771,056       771            -        -

  Issuance of convertible
   preferred stock stock
   from reverse merger               -         -        3,500    3,500
  Issuance of common stock
   from reverse merger       3,026,794     3,027            -        -
  Issuance of common stock      47,150        47            -        -
  Exercise of common stock
   purchase warrants           850,000       850            -        -
  Issuance of common stock
   related to reverse
   acquisition                 620,000       620            -        -
  Stock dividend               521,500       522            -        -
  Repurchase of common
   stock                      (100,000)     (100)           -        -
  Issuance of warrants for           -         -            -        -
   license agreement
  Net loss                           -         -            -        -
                            -----------  --------     -------  -------

BALANCE, DECEMBER 31, 1999  $5,736,500   $ 5,737      $ 3,500  $ 3,500
                            ===========  ========     =======  =======





                 See Notes to Consolidated Financial Statements



                               MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY (CONTINUED)

                               Additional                    Total
                                Paid-in     Accumulated    Stockholders'
                                Capital       Deficit       Deficiency
                                -------       -------       ----------
BALANCE, DECEMBER 31, 1997        628,120      (535,500)        93,059

 Issuance of common stock
  for services                          -             -            330
 Issuance of common stock           1,998             -          2,000
 Issuance of common stock
  purchase warrants                   850             -            850
 Net loss                               -      (166,996)      (166,996)
                                ----------    ----------      ---------

BALANCE, DECEMBER 31, 1998         630,968     (702,496)       (70,757)

 Issuance of convertible
  preferred stock from
  reverse  merger                        -            -          3,500
 Issuance of common stock
  from reverse merger                    -            -          3,027
 Issuance of common stock           47,103            -         47,150
 Exercise of common stock
  purchase warrants                849,150            -        850,000
 Issuance of common stock
  related to reverse
  acquisition                         (620)           -              -
 Stock dividend                    520,978     (521,500)             -
 Repurchase of common
  stock                            (49,900)           -        (50,000)
 Issuance of warrants for
  license agreement                176,000            -        176,000
 Net loss                                -   (1,017,264)    (1,017,264)
                                  ---------  -----------    -----------

BALANCE, DECEMBER 31, 1999      $2,173,679  $(2,241,260)   $   (58,344)
                                ==========  ============   ============



                 See Notes to Consolidated Financial Statements

                       MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    Year Ended December 31,
                                                   -------------------------
                                                       1999            1998
                                                    -----------     ----------
Cash flows from operating activities:
  Net loss                                         $ (1,017,264)   $  (166,996)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                      14,198          8,079
    Changes in assets and liabilities:
      Accounts receivable                               (29,054)        (4,542)
      Inventory                                         (47,184)             -
      Other current assets                                    -              -
      Other assets                                        3,001         (1,479)
      Accounts payable                                   73,191         53,698
      Accrued expenses and other
        current liabilities                             336,403         (5,225)
                                                    -------------    ----------
Net cash used in operating activities                  (666,709)      (116,465)
                                                    -------------    ----------
Cash flows from investing activities:
  Capital expenditures                                        -         (2,015)
                                                    -------------    ----------
Net cash used in investing activities                         -         (2,015)
                                                    -------------    ----------

Cash flows from financing activities:
  Loans payable stockholders                            (50,000)        50,000
  Advances to stockholders                              (99,000)             -
  Repurchase of common stock                            (50,000)             -
  Proceeds from sale of common stock and
   exercise of warrants                                 897,150              -
  Capital contribution                                        -        101,106
                                                      -----------    ----------
Net cash provided by financing activities               698,150        151,106
                                                      -----------    ----------

Net (decrease) increase in cash                          31,441         32,626

Cash, beginning of year                                  36,258          3,632
                                                      -----------    ---------

Cash, end of period                                $     67,699      $  36,258
                                                   ==============    ==========

Supplemental Disclosure of Cash Flow Information:

Cash paid during the year for:
  Interest expense                                 $          -      $   1,890
                                                   =============     ==========
  Income taxes                                     $          -      $       -
                                                   =============     ==========
Non-cash flow investing and financing activities:
  Issuance of common stock and convertible
    preferred stock in reverse merger              $      3,377      $       -
                                                   =============     ==========

  Issuance of common stock related to reverse
    merger                                         $        620      $       -
                                                   =============     ==========
  Issuance of warrants for licensing agreement     $    176,000      $       -
                                                   =============     ==========



                 See Notes to Consolidated Financial Statements

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                   ------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                     --------------------------------------

1.    ORGANIZATION
      ------------

     The Old Fashioned Syrup Company, Inc. ("Old Fashioned"), a Florida corporation, was formed in November 1996 for the purpose of developing sugar-free, fat-free, cholesterol-free chocolate-flavored syrup to market and sell principally to retailers and food service customers located throughout the United States. The Old Fashioned Egg Cream Company and The Original Egg Cream Company, both subsidiaries of Old Fashioned, were incorporated in 1993 in the state of Florida.

     During January 1999, Old Fashioned was acquired by Meridian USA Holdings, Inc. ("Meridian" or the "Company"), a Florida corporation, for 3,026,794 shares of Meridian common stock and 3,500 shares of its Series I Convertible Preferred Stock (the "Exchange") for all of the shares of Old Fashioned and its subsidiaries. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Old Fashioned, pursuant to which Old Fashioned is treated as the continuing entity.

2.    SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
      ----------------------------------------------

      A. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany transactions have been eliminated.

     B. ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     C. CASH AND CASH EQUIVALENTS - The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

     D. REVENUE RECOGNITION - Revenues are recognized as customers receive products.

     E. INVENTORIES - Inventories are stated at lower of cost or market on the first-in, first-out method of inventory valuation.

     F. PROPERTY AND EQUIPMENT - Property and equipment is stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets.

     G. CONCENTRATION OF RISK - Credit losses, if any, have been provided for in the financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual or significant risks, in the normal course of business.

     H. INCOME TAXES - Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     I. NET LOSS PER SHARE - Basic earnings per share has been calculated based upon the weighted average number of common shares outstanding. Stock options have been excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

     J. FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

     K. LICENSING AGREEMENT - The licensing agreement is amortized on a straight-line basis over ten years.

     L. IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 1999, the Company believes that there has been no impairment of its long-lived assets.

3.    RELATED  PARTY  TRANSACTIONS
      ----------------------------

     As of December 31, 1999, the Company has a receivable of $99,000 due from two officers of the Company. Such advances are short-term in nature and do not bear interest.

4.    PROPERTY  AND  EQUIPMENT
      ------------------------

     Property  and  equipment  consisted  of  the  following:


                                  Useful Life      December 31,
                                  ------------   ---------------
                                                1999       1998
                                              ---------   ---------

Carts                                5 Years  $ 62,500   $ 62,500

Office Furniture and Equipment       5 Years    18,096     18,096

Vehicles                             5 Years     2,800      2,800
                                              ---------  ---------
                                                83,396     83,396

                                               (74,954)   (66,623)
                                              ---------  ---------
                                              $  8,442   $ 16,773
                                              =========  =========

5.    LICENSING  AGREEMENT
      --------------------

     The Company entered into a ten year license agreement, effective January 20, 1999, and as amended in October 1999, with Cumberland Packing Corp. ("Cumberland"), a New York corporation, for the right to use their "Sweet'N Low" Trademark in order to market the Company's sugar-free, fat-free, cholesterol-free chocolate flavored syrup product.

Licensing  agreement  as  of  December  31,  1999  is  as  follows:

                                   Useful      December 31,
                                    Life          1999
                                  ----------- ------------

Licensing Agreement                10 years  $     176,000

Less: accumulated amortization                       5,867
                                               -----------
                                             $     170,133
                                             =============

     The license agreement bears minimum royalty payments of $30,000 in year ending December 31, 2000 and increases in increments of $10,000 per annum throughout the term of the agreement.

6.    STOCKHOLDERS'  DEFICIENCY
      -------------------------

     On July 31, 1998, the Company entered into a one-year consulting agreement with a brokerage firm and, as compensation for services, granted a three-year option to purchase 25,944 shares of the Company's common stock at an exercise price of $.25. The Company granted to the brokerage firm one-time registration rights and unlimited "piggyback" registration rights to the underlying common stock shares of these three-year options.

In April 1999, the Company completed a self underwritten Regulation "D" Private Placement Offering of 49,150 shares of common stock, at the price of $1.00 per share, and 850,000 Common Stock Purchase Warrants ("Warrants"), at a price of $.001 per warrant. As of December 31, 1999, all of the holders' of the warrants had converted to common stock at a conversion price of $1.00 per share.

     During January 1999, in connection with the reverse merger, the Company issued 620,000 shares of common stock of which 300,000 shares was issued to a stockholder who acted as advisor, 300,000 shares were issued to a member of the Board of Directors and the remaining balance of 20,000 shares was issued to former officers of Meridian. The common stock was valued at $.001 per share on the dates of issuance and had been recorded as additional paid-in capital.

     On August 18, 1999, the Board of Directors declared a 10% stock dividend to be payable to all stockholders of record as of September 30, 1999 and the 521,500 shares of common stock were valued at $1.00 per share on the date of declaration. The stock dividend was distributed on October 15, 1999.

     In September 1999, in connection with the Cumberland agreement, the Company has granted warrants to purchase 385,000 (increase from 350,000 shares as a result of the 10% stock dividend) shares of the Company's common stock at an exercise price equal to the greater of $2.50 per share or 50% of the average trading price for the Company's shares during the twenty days prior to the exercise of the warrants. The Cumberland Warrants contain an anti-dilution provision under which Cumberland will receive additional warrants at any time additional shares of common stock are issued by the Company, but which provision lapses upon any public sale of shares by the Company. The warrants expire on December 31, 2008 and management has estimated the value of the warrants, based on the Black-Scholes option pricing model, in order to record $176,000 of deferred licensing cost. The deferred licensing cost is being amortized on a straight-line basis over ten years from the date the warrants were granted. Amortization expense charged to operations for the year ended December 31, 1999 was approximately $5,900.

7.    CONVERTIBLE  PREFERRED  STOCK
      -----------------------------

     The Company is authorized to issue 1,000,000 shares of preferred stock at $.001 par value, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the shareholders. The Company has designated 100,000 shares of convertible preferred stock as Series I. Each outstanding share of Series I Preferred Stock is convertible into 330 shares of common stock (increased from 300 as a result of the September 1999 stock dividend). As of December 31, 1999, 3500 shares of Series I convertible preferred stock were issued and outstanding.

8.    STOCK  OPTION  PLAN
      -------------------

     In August 1999 the Company's stockholders approved the adoption of an Incentive Stock Option Plan ("1999 Option Plan"), which allows the Board of Directors to grant options to employees and members of the Board of Directors. The 1999 Option Plan provides the Board of Directors the right to grant options to purchase up to a total of 100,000 shares of the Company's common stock. As of December 31, 1999 no options have been granted.

9.    INCOME  TAXES
      -------------

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

     The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes is as follows:




                                           December 31, 1999    December 31, 1998
                                          -------------------  -------------------
Taxes benefit computed at statutory rate
                                          $         (429,000)  $         (260,000)

Losses for which no tax benefit realized  $          429,000              260,000
                                          -------------------  -------------------

Net income tax benefit                    $                -   $                -
                                          ===================  ===================


     The Company has a net operating loss carryforward for tax purposes totaling approximately $1,071,000 at December 31, 1999 expiring in the year 2019.

     Listed below are the tax effects of the items related to the Company's net tax liability:

                                                  December 31, 1999
                                                 -------------------

Tax benefit of net operating loss carryforward   $           429,000


Valuation Allowance                                        (429,000)
                                                 -------------------

Net deferred tax asset recorded                  $                 -
                                                 ===================

9.   COMMITMENTS
     -----------

     OPERATING LEASES - The Company has an operating lease for office space that expires in 2004. The future minimum lease payments are as follows:




             December 31,

             2000                  $19,284

             2001                   19,284

             2002                   19,284

             2003                   19,284

             2004                    3,214
                                 -------------

                                    80,350
                                 =============


                      MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                              CONSOLIDATED BALANCE SHEET
                                    SEPTEMBER 30, 2000
                                       (UNAUDITED)


                               ASSETS
                               ------
Current assets:
  Cash                                                    $    19,987
  Marketable securities -
   available for sale                                       6,315,246
  Accounts receivable, net                                    148,055
  Inventory                                                    74,410
  Advances - stockholders                                      99,000
  Other current assets                                         19,969
                                                           ------------
    Total current assets                                    6,676,667

Property and equipment, net                                    58,986
Deferred financing costs, net                                 426,889
Licensing agreement, net                                      156,933
                                                          ------------
                                                          $ 7,319,475
                                                          ============

                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                  ----------------------------------------

Current liabilities:
  Accounts payable                                        $   103,558
  Accrued expenses and other current liabilities              248,181
  Loan payable                                                 21,969
  Current portion of note payable                               2,420
                                                          ------------
    Total current liabilities                                 376,128
                                                          ------------

Note payable, net of current portion                           13,363
Convertible note payable, net of discount                   7,038,138
Commitments and contingency                                         -

Stockholders' deficiency:
  Series I convertible preferred stock,
   par value $1.00 - authorized
   100,000 shares, 3,500 issued
   and  outstanding                                             3,500
  Series II convertible preferred stock,
   par value $.01 - authorized 8,500
   shares, no shares issued
   and outstanding                                                  -
  Common stock, par value $.001 - authorized
   40,000,000 shares, 6,336,399 issued and
   outstanding                                                  6,337
  Additional paid-in capital                                4,394,170
  Accumulated other comprehensive income -
   unrealized gain on marketable securities                    42,231
  Accumulated deficit                                      (4,554,392)
                                                          ------------
    Total stockholders' deficiency                           (108,154)
                                                          ------------
                                                          $ 7,319,475
                                                          ============


                 See Notes to Consolidated Financial Statements


                    MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 Three Months Ended
                                                   September 30,
                                                --------------------
                                                   2000         1999
                                                (Unaudited)  (Unaudited)
                                                -----------  -----------
Net sales                                      $   175,233   $   96,612

Cost of goods sold                                 111,387      112,526
                                                ----------    ---------

Gross profit                                        63,846      (15,914)

Selling, general and administrative              1,121,331      197,780
                                               -----------    ----------
Loss from operations                            (1,057,485)    (213,694)

Other income (expense):
  Interest income                                   30,946            -
  Interest expense                                (496,646)           -
                                                -----------   ----------
    Other expenses, net                           (465,700)           -
                                                -----------   ----------

Net loss                                       $(1,523,185)  $ (213,694)
                                                ===========  ===========

Net loss per common share - basic and diluted
  basic and diluted                            $     (0.24)  $    (0.04)
                                                ===========  ===========
Weighted average number of common shares
  outstanding - basic and diluted                6,248,066    5,197,540
                                                ===========  ===========
Other comprehensive loss:

Net loss                                       $(1,153,185)  $ (213,694)

Unrealized gain from marketable securities          49,119            -
                                                -----------  -----------

Comprehensive loss                             $(1,474,066)  $ (213,694)
                                                ===========  ===========



                 See Notes to Consolidated Financial Statements


                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 Nine Months Ended
                                                   September 30,
                                                -------------------
                                                  2000        1999
                                               (Unaudited)  (Unaudited)
                                               -----------  -----------
Net sales                                      $   846,961   $  208,117

Cost of goods sold                                 528,019      164,093
                                               ------------  -----------

Gross profit                                       318,942       44,024

Selling, general and administrative              2,125,610      497,931
                                                -----------   ----------
Loss from operations                            (1,806,668)    (453,907)

Other income (expense):
  Interest income                                   43,234            -
  Interest expense                                (549,698)           -
                                                -----------   ----------
    Other expenses, net                           (506,464)           -
                                                -----------   ----------

Net loss                                       $(2,313,132)  $ (453,907)
                                               ============  ===========

Net loss per common share -
  basic and diluted                            $     (0.38)  $    (0.09)
                                               ============  ===========

Weighted average number of common shares
  outstanding - basic and diluted                6,160,299    4,804,046
                                               ============  ===========

Other comprehensive loss:

Net loss                                       $(2,313,132)  $ (453,907)

Unrealized gain from marketable securities          42,231            -
                                               ------------  -----------

Comprehensive loss                             $(2,270,901)  $ (453,907)
                                               ============  ===========





                 See Notes to Consolidated Financial Statements

                     MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     Nine Months Ended
                                                       September 30,
                                                    -------------------
                                                    2000          1999
                                                 ---------      ---------
                                                (Unaudited)     (Unaudited)
Cash flows from operating activities:
  Net loss                                     $ (2,313,132)  $ (453,907)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation and amortization                 193,199        7,696
      Common stock issued for services              272,125            -
      Amortization of debt discount                 396,060            -
    Changes in assets and liabilities:
      Accounts receivable                          (104,762)     (14,472)
      Inventory                                     (27,226)     (78,788)
      Other current assets                          (19,969)      (1,500)
      Accounts payable                              (48,792)     (30,984)
      Accrued expenses and other
        current liabilities                         (93,564)      15,663
                                                 -----------   ----------
Net cash used in operating activities            (1,746,061)    (556,292)
                                                 -----------    ---------
Cash flows from investing activities:
  Purchase of marketable securities              (6,273,015)           -
  Capital expenditures                              (54,766)           -
                                                 -----------   ----------
Net cash used in investing activities            (6,327,781)           -
                                                 -----------   ----------
Cash flows from financing activities:
  Loans payable stockholders                              -      (50,000)
  Advances to stockholders                                -            -
  Repayment of advances from stockholders                 -            -
  Proceeds from note payable                         16,955            -
  Proceeds from loans payable                        21,969            -
  Principal payments on notes payable                (1,172)           -
  Proceeds from convertible notes                 8,000,000            -
  Debt issue costs                                 (602,666)           -
  Repurchase of common stock                              -      (50,000)
  Proceeds from issuance of common stock
   and warrants                                     475,000      695,356
  Capital contribution                              116,044            -
                                                 -----------   ----------
Net cash provided by financing activities         8,026,130      595,356
                                                 -----------   ----------

Net (decrease) increase in cash                     (47,712)      39,064
Cash, beginning of year                              67,699       39,680
                                                 -----------   ----------
Cash, end of period                             $    19,987    $  78,744
                                                ============   ==========

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
  Interest expense                              $    36,971    $       -
                                                ============   ==========
  Income taxes                                  $         -    $       -
                                                ============   ==========

Non-cash flow investing and financing activities:
  Issuance of common stock and convertible
    preferred stock in reverse merger           $         -    $   3,377
                                                ============   ==========
  Issuance of common stock related to
    reverse merger                              $         -    $     620
                                                ============   ==========
  Issuance of common stock subscriptions
    receivable                                            -    $ 201,794
                                                ============   ==========
  Issuance of common stock for Cumberland
    agreement                                             -    $ 176,000
                                                ============   ==========
  Issuance of warrants in conjunction with
    convertible note payable                      1,023,940    $       -
                                                ============   ==========


                 See Notes to Consolidated Financial Statements

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999 (UNAUDITED)

1.    INTERIM  FINANCIAL  STATEMENTS
      ------------------------------

The accompanying consolidated financial statements (unaudited) for the three and nine-months ended September 30, 2000 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial information and, in the opinion of the Company, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation thereof.

2.    MARKETABLE  SECURITIES
      ----------------------

Investments in marketable securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included in accumulated other comprehensive income (loss), which is a component of stockholders' deficiency.

3.    NOTE  PAYABLE
      -------------

In May 2000, the Company entered into a note payable for $17,184, the proceeds for which were used to acquire a vehicle. Such borrowing is secured by the vehicle and bears interest at 9% per annum, payable in sixty monthly installments.

4.    CONVERTIBLE  NOTES  PAYABLE
      ---------------------------

On June 16, 2000, the Company entered into a convertible debt agreement with a bank. Such agreement includes a convertible note payable for $8,000,000. This note bears interest at 5.00% per annum, and is automatically converted on June 15, 2001. Either the Company or the note holder upon the satisfaction of certain conditions may convert the note prior to its mandatory conversion date. The note is convertible into Series II Convertible Preferred Stock at one share for each $1,000 in debt, including accrued interest. The Company received net proceeds of $7,366,334 and recorded deferred financing costs of $602,666, to be amortized over one year. In the event the Company is sold or liquidated while any principal amount of the note is outstanding, the note will be due upon demand, including accrued interest. On May 11, 2000, the Company received bridge financing from the same note holders for $500,000, which debt was satisfied upon issuance of the convertible note. The Company has recorded $31,000 in interest expense.

Along with the convertible note, the Company issued 698,948 warrants to acquire shares of the Company's common stock. The warrants are exercisable at $1.75 per share and expire seven years from the date of issuance. The Company has recorded these warrants as a discount to the convertible note for $1,357,922. The discount was derived from the Black-Scholes option-pricing model based on the following assumptions: expected stock price volatility 171%; risk-free interest rate of 5.70%; and an expected 4 year life. The discount will be amortized as interest expense over one year. With respect to such discount, the Company has recorded amortization expense of $175,777 for the period ended September 30, 2000.

5.    STOCKHOLDERS'  DEFICIENCY
      -------------------------

On August 17, 2000, with the approval of the shareholders of the Company, the number of authorized common shares was increased from 20,000,000 to 40,000,000. Additionally, the number of options that can be granted under the Company's stock option plan was increased to 1,000,000.

From March 1, 2000 through June 30, 2000, the Company issued 450,000 shares of its restricted common stock at $1.00 per share for $450,000. Additionally, the Company granted 250,000 options to purchase shares of the Company's common stock. The exercise price of the options issued was between $0.50 to $1.00 per share of common stock.

In January 2000, the Company issued 5,000 shares of its restricted common stock to a member of the Company's advisory board. The Company has recorded $8,125 in compensation to reflect this transaction.

In May 2000, the Company granted 180,000 options to officers and directors of the Company.

On June 16, 2000, the Company amended its articles of incorporation to designate Series II Convertible Preferred Stock ("Series II"). The Company authorized 8,500 shares of Series II stock, $.01 par value. Series II stock accrued preferred dividends at 5% per annum and each share is convertible into approximately 588 shares of the Company's common stock based upon a $1.70 conversion price where each Series II shares converts into a $1,000 unit of common stock. The conversion price may be adjusted one year from the date of issuance. The adjusted conversion price would be the lower of $1.70 or the average of the closing prices of the common stock for the ten-day period ending one year from the date of issuance. Additionally, these shares have a right of mandatory redemption ten years from the date of issuance.

On August 16, 2000, options to purchase 25,000 shares of restricted common stock were exercised at $1.00 per share.

On September 27, 2000, the Company issued 120,000 shares of its restricted common stock to a consultant for services rendered. The Company valued the restricted common stock at $264,000 and recorded compensation expense.

6.    COMMITMENT  AND  CONTINGENCY
      ----------------------------

Commitment:

On March 15, 2000, the Company entered into an employment agreement with an executive. The agreement is for a term of two years with an annual compensation of $90,000. Such executive will also be entitled to 1.5% of sales net of all discounts, claims, allowances and bad debts. Additionally, this individual will be granted 5,000 shares of the Company's common stock after the thirtieth day of employment, such shares were subsequently issued in November 2000.

Contingency:

In July 2000, an action was commenced against the Company by an individual claiming to be entitled to a "finder's fee" in connection with the financing transaction between the Company and U.S. Bancorp. The individual claims he is entitled to $50,000 plus 200,000 shares of the Company's common stock. The Company denies these allegations and intends to vigorously defend its position.

7.    SUBSEQUENT  EVENTS
      ------------------

On October 1, 2000, the Company entered into a five year consulting agreement with a consultant. The consultant will provide sales and marketing services. The Company paid $100,000 upon signing this agreement and will pay an additional $250,000 in equal monthly installments over the term of the agreement.

On October 2, 2000, the Company entered into an agreement with its vice president of finance for a term of one year. Under the agreement, this individual will receive a salary of $90,000 per year. The Company has also agreed to cover reasonably expected benefits and to issue 20,000 options to purchase shares of the Company's common stock at $1.00 per share vesting at a rate of 5,000 options per year commencing September 30, 2001.

On October 3, 2000, the Company entered into a five-year lease for office space. The lease shall commence on November 1, 2000, and monthly rental payments are approximately $5,256. The monthly rent will increase by approximately 3% per annum over the term of the lease.

In November 2000, the Company issued 30,000 shares of its common stock to members of its board of directors and advisory board.

On November 7, 2000, the Company entered into a one year endorsement agreement with a professional athlete. This agreement gives the Company the right to utilize this individual's likeness in its ChampionLyte product advertisements. The individual received $60,000 and will receive $15,000 in shares of the Company's restricted common stock.

Also on November 7, 2000, the Company entered into a one-year agreement with a consultant for sports marketing services. The Company has paid $10,000 and will issue to the consultant 28,000 options to purchase shares of the Company's restricted common stock at $0.50 per share. The options will be issued at a rate of 7,000 options per quarter with the first 7,000 issued upon execution of the agreement.

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
              UNAUDITED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

     On June 16, 2000, Meridian USA Holdings, Inc. ("Meridian" or the "Company") entered into an $8,000,000 convertible debt agreement with U.S. Bancorp Investments, Inc. ("Bancorp"). Such debt is convertible into shares of Meridian's Series II Convertible Preferred Stock and subsequently convertible into shares of the Company's common stock.

     The following unaudited proforma consolidated balance sheet presents the proforma financial position of Meridian at September 30, 2000, as if the Bancorp debt agreement had been fully converted into common stock as of September 30, 2000.

     The unaudited proforma consolidated statement of operations for the nine months ended September 30, 2000, reflects the conversion of the Bancorp debt agreement into shares of common stock as if it had occurred as of January 1, 2000.

     The unaudited proforma consolidated statement of operations does not necessarily represent actual results that would have been achieved had the Bancorp debt agreement occurred and converted on January 1, 2000, nor may they be indicative of future operations. These unaudited proforma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto.

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                  UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET

                                    September 30,      Proforma
                                       2000           Adjustments       Proforma
                                    -------------     -----------       --------

                         ASSETS
                         ------
Current assets:
  Cash                               $    19,987       $         -   $    19,987
  Marketable securities - available
   for sale                            6,315,246                 -     6,315,246
  Accounts receivable, net               148,055                 -       148,055
  Inventory                               74,410                 -        74,410
  Advances - stockholders                 99,000                 -        99,000
  Other current assets                    19,969                 -        19,969
                                     ------------       ------------  -----------
    Total current assets               6,676,667                 -     6,676,667

Property and equipment, net               58,986                 -        58,986

Deferred financing costs, net            426,889    [2]   (426,889)            -

Licensing agreement, net                 156,933                 -       156,933
                                     ------------       ------------  -----------

                                     $ 7,319,475        $ (426,889)   $6,892,586
                                     ============       ===========   ===========

              LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
              --------------------------------------------------

Current liabilities:
  Accounts payable                   $  103,558         $        -    $  103,558
  Accrued expenses and other current
   liabilities                          248,181                  -       248,181
  Loan payable                           21,969                  -        21,969
  Current portion of note payable         2,420                  -         2,420
                                     ------------       ------------  -----------
    Total current liabilities           376,128                  -       376,128
                                     ------------       ------------  -----------

Note payable, net of current portion     13,363                  -        13,363

Convertible note payable, net of
 discount                             7,038,138   [1,2] (7,038,138)          -

Commitments and contingency                   -                  -             -

Stockholders' (deficiency) equity:
  Series I convertible preferred stock,
   par value $1.00 - authorized
   100,000 shares, 3,500 issued and
   outstanding                            3,500                  -         3,500
  Series II convertible preferred
   stock, par value $.01 -
   authorized 8,500 shares, no shares
   issued and outstanding                     -                  -             -
  Common stock, par value $.001 -
   authorized 40,000,000 shares,
    6,336,399 issued and outstanding,
    11,040,399 issued and outstanding
    on a proforma basis                   6,337    [1]       4,704        11,041
  Additional paid-in capital          4,394,170    [1]   7,995,296    12,389,466
  Accumulated other comprehensive
   income - unrealized gain on
    marketable securities                42,231                  -        42,231
  Accumulated deficit               (4,554,392)  [ 1,2] (1,388,751)   (5,943,143)
                                     ------------       ------------  -----------
    Total stockholders' (deficiency)
     equity                            (108,154)         6,611,249     6,503,095
                                     ------------       ------------  -----------

                                     $7,319,475        $  (426,889)   $6,892,586
                                     ===========       ============   ===========

             See Notes to Proforma Consolidated Financial Statements

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
                  PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                       Proforma Adjustments
                                      ----------------------
                          Historical   Debit       Credit       Proforma
                         ------------ ----------  ----------   ---------
Net sales                $   846,961   $       -   $       -  $   846,961

Cost of goods sold           528,019           -           -      528,019
                         ------------  ----------  ----------- ----------

Gross profit                 318,942           -           -      318,942

Selling, general and
 administrative            2,125,610           -           -    2,125,610
                         ------------  ----------  ----------- ----------

Loss from operations      (1,806,668)          -           -   (1,806,668)

Other income (expense):
  Interest income             43,234           -           -       43,234
  Interest expense          (549,698)          - [3] 116,667     (433,031)
                         ------------  ----------  ----------- ----------
    Other expenses, net     (506,464)          -     116,667     (389,797)
                         ------------  ----------  ----------- ----------

Net loss                 $(2,313,132)  $       -   $ 116,667  $(2,196,465)
                         ============  ==========  ==========  ===========

Net loss per common share -
  basic and diluted      $     (0.38)                         $     (0.20)
                         ============                         ============
Weighted average number of
  common shares outstanding
  - basic and diluted      6,160,299                           10,864,299
                         ============                         ============

Other comprehensive loss:

Net loss                 $(2,313,132)                         $(2,196,465)

Unrealized gain from
  marketable securities       42,231                               42,231
                         ------------                          -----------

Comprehensive loss       $(2,270,901)                         $(2,154,234)
                         ============                         ============




            See Notes to Proforma Consolidated Financial Statements.

                   MERIDIAN USA HOLDINGS, INC. AND SUBSIDIARY
          NOTES TO UNAUDITED PROFORMA CONS0LIDATED FINANCIAL STATEMENTS

PRESENTATION  OF  PROFORMA  CONSOLIDATED  FINANCIAL  STATEMENTS.

     On June 16, 2000, the Company entered into a convertible debt agreement with a bank. Such agreement includes a convertible note payable for $8,000,000. This note bears interest at 5.00% per annum, and is automatically converted on June 15, 20001. Either the Company or the note holder upon the satisfaction of certain conditions may convert the note prior to its mandatory conversion date. The note is convertible into Series II Convertible Preferred Stock at one share for each $1,000 in debt, including accrued interest. Each share of Series II Preferred Stock represents a $1,000 unit, convertible at a rate of $1.70 per share of common stock or approximately 588 shares of common stock for each share of Series II Preferred Stock. The Company received net proceeds of $7,366,334 and recorded deferred financing costs of $602,666, to be amortized over one year. In the event the Company is sold or liquidated while any principal amount of the note is outstanding, the note will be due upon demand, including accrued interest. On May 11, 2000, the Company received bridge financing from the same note holders for $500,000, which debt was satisfied upon issuance of the convertible note. The Company has recorded $31,000 in interest expense.

     Along with the convertible note, the Company issued 698,948 warrants to acquire shares of the Company's common stock. The warrants are exercisable at $1.75 per share and expire seven years from the date of issuance. The Company has recorded these warrants as a discount to the convertible note for $1,357,922. The discount was derived from the Black-Scholes option-pricing model based on the following assumptions: expected stock volatility 171%; risk-free interest rate of 5.70%; and an expected 4-year life. The discount will be amortized as interest expense over one year. With respect to such discount, the Company has recorded amortization expense of $175,777 for the period ended September 30, 2000.

     The accompany balance sheets are presented as if the Bancorp debt agreement had been converted into common shares of the Company as of September 30, 2000. The accompanying statements of operations for the nine months ended September 30, 2000 is presented as if the Bancorp debt agreement was consummated and converted on January 1, 2000. No consideration is given to the potential exercise of the 698,948 warrants in these proforma financial statements.

    A. The following uanudited proforma adjustments are included in the accompanying unaudited proforma consolidated balance sheet at September 30, 2000:

         (1) To record the conversion of Bancorp debt into approximately 4,704,000 shares of Meridian's common stock.

         (2) To record the write off of debt discount and deferred financing costs related to the Bancorp debt of $961,862 and $426,889, respectively.

     B. The following proforma adjustments are included in the accompanying unaudited proforma consolidated statement of operations for the nine months ended September 30, 2000:

         (1) To reverse accrued interest expense of $116,667 for the period June 16, 2000 through September 30, 2000.

The following material nonrecurring charges relating to this transaction have not been reflected on the proforma statement of operations: (1) write-down of the remaining debt discount of $961,862; (2) write-down of the remaining deferred financing costs of $426,889.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
                   -------------------------------------------

     The following sets forth fees and expenses payable by the Company (other than underwriting discounts and commissions) in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimated except for the Securities and Exchange Commission registration fee.


                                                            AMOUNT
                                                            ------

Securities and Exchange Commission registration fee
Legal fees and expenses
Accounting fees and expenses
Printing and engraving expenses
Registrar and transfer agent fees
Miscellaneous expenses
      Total


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

     The Company's Articles of Incorporation and the Company's Bylaws provide that the Company may, to the fullest extent permitted by law, indemnify all officers and directors of the Company.

     Section 607.850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

     Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

     Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporation management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     The Company maintains a director and officer liability insurance policy insuring directors and officers of the Company against certain liabilities.

                     RECENT SALES OF UNREGISTERED SECURITIES
                     ---------------------------------------

     From March 2000 through June 30, 2000, the Company issued 450,000 shares of its common stock at $1.00 per share, aggregating proceeds of $450,000. Additionally, the Company issued 250,000 options to purchase shares of the Company's common stock. The exercise price of the options issued was between $.005 and $1.00 per share of common stock.

     In April 2000, the Company issued 5,000 shares of common stock to Pavillion Investors, Inc. The Company has recorded $8,125 in noncash compensation to reflect this transaction.

     On January 16, 2000, we issued our Series A Convertible 5% Promissory Note due January 30, 2010 to U.S. Bancorp in exchange for $8,000,000. The Note is convertible into Series II Convertible Preferred Stock. See Description of Capital Stock.

     On August 16, 2000, 25,000 options to purchase shares of the Company's common stock were exercised at $1.00 per share by James Rippon.

     On September 27, 2000, the Company issued 120,000 shares of its common stock to a consultant, Market Voice, Inc., for services rendered. The Company recorded $264,000 in compensation expenses based on the fair value of the stock on the date of issuance, less a discount for the restrictive legend on the shares issued.

     In  October  2000,  the  Company issued 5,000 shares of common stock to Ami
Sharaby,  a  member  of  the  Company's  advisory  board.

                                    EXHIBITS
                                    --------

     The following documents are filed as exhibits to this registration statement:


EXHIBIT  DESCRIPTION
-------  -----------

    3.1     Articles of Incorporation, as amended.*
    3.2     By-Laws.*
    5.1     Opinion of Aronauer, Goldfarb, Sills & Re, LLP.**
   10.1     Employment Agreement dated October 2, 2000 between Christopher A. Valleau and Meridian USA Holdings, Inc.*
   10.2     Consulting Agreement dated October 1, 2000 between Essex Consulting Corp. and Meridian USA Holdings, Inc.*
   10.3     Stock Option Agreement dated October 2, 2000 between Christopher A. Valleau and Meridian USA Holdings, Inc.*
   10.4     Consulting Agreement dated September 6, 2000 between Market Voice, Inc. and Meridian USA Holdings, Inc.*
   10.5     Lease Agreement dated November 1, 2000 between D&H Partnership and Meridian USA Holdings, Inc.*
   10.6     Agreement dated February 1, 2000 between United Sports Fans of America and ChampionLyte, Inc.*
   10.7     Supplier Agreement dated July 12, 1999 between Beverage House, Inc., and The Old Fashioned Syrup Company, Inc.*



























                                      II-3



   10.8     Loan agreement dated May 11, 2000, between U.S. Bancorp Libra and Meridian USA Holdings, Inc.*
   10.9     Securities Purchase Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and
            U.S. Bancorp Investments, Inc.*
   10.10    Registration Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and
            U.S. Bancorp Investments, Inc.*
   10.11    Investor Rights Agreement dated June 16, 2000 between Meridian USA Holdings, Inc. and U.S. Bancorp Investments, Inc.*
   10.12    Securityholders Agreement dated June 16, 2000 among Meridian USA Holdings, Inc., Alan Posner,
            Mark Streisfeld, Paul Galant, Joel Flig, Ronald Shapss and U.S. Bancorp Investments, Inc.*
   10.13    Employment Agreement dated January 2000 between Mark Streisfeld and Meridian USA Holdings, Inc.*
   10.14    Employment Agreement dated January 2000 between Alan Posner and Meridian USA Holdings, Inc.*
   10.15    Employment Agreement dated March 15, 2000 between Steve Kreuscher and Meridian USA Holdings, Inc.*
   10.16    Amended and Restated License Agreement dated September 24, 1999 between Cumberland Packing Corp. and
            The Old Fashioned Syrup Company, Inc.*
   10.17    Agreement dated June 1999 between Francis Anthony and The Old Fashioned Syrup Company, Inc.*
   21.1     Subsidiaries of Meridian USA Holdings, Inc.*
   23.1     Consent of Feldman Sherb & Company, P.C., independent accountants.**
   23.2     Consent of Aronauer, Goldfarb, Sills & Re, LLP to use of legality opinion (included in Exhibit 5.1).**
   24.1     Power of Attorney (contained on page II-6 of this Registration Statement).**
   27.1     Financial Data Schedule for year ended December 31, 1999.**

______________________
*    Previously  filed.
**   Filed  herewith.

                                  UNDERTAKINGS
                                  ------------

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty (20%) percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on December 20, 2000.

MERIDIAN  USA  HOLDINGS,  INC.
(Registrant)

    /s/ Mark Streisfeld
By:---------------------------
MARK  STREISFELD
PRESIDENT  and  DIRECTOR

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Alan Posner his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Alan Posner
------------------------------
Name:  Alan  Posner
Title:  Chief  Executive
        Officer  and  Director

/s/ Christopher A. Valleau
-------------------------------
Name:  Christopher  A.  Valleau
Title:  Senior  Financial
        Officer and Vice
        President  -  Finance

/s/ Joel Flig
-------------------------------
Name:  Joel  Flig
Title:  Director

/s/ Paul M. Galant
-------------------------------
Name:  Paul  M.  Galant
Title:  Director


-------------------------------
Name:  David  Ravich
Title:  Director

/s/ Ronald Shapss
-------------------------------
Name:  Ronald  Shapss
Title:  Director

                         EXHIBIT INDEX

          Exhibit
          Number              Description
          --------            -----------------

          5.1                 Opinion of Aronauer, Goldfarb, Sills & Re, LLP.
          23.1                Consent of Feldman Sherb & Co., P.C., independent auditors.
          27.1                Financial Data Schedule for year ended December 31, 1999.